                                                                    EXHIBIT 99.2

                                                            Cincinnati Bell Inc.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
             (Dollars in Millions, Except Per Common Share Amounts)
                                   (Unaudited)

                                                                               Three Months                   Nine Months
                                                                             Ended September 30,           Ended September 30,
                                                                            2003          2002         2003             2002
                                                                         ---------     ---------     ---------       ---------
REVENUE                                                                  $   315.3     $   570.3     $ 1,246.6       $ 1,669.3

COSTS, EXPENSES, GAINS AND LOSSES
  Cost of services and products (excluding
   depreciation of $31.6, $96.3, $96.3 and $278.8
   included below)                                                           124.0         254.1         605.1           793.2
  Selling, general and administrative
                                                                              59.2         121.6         287.6           376.4
  Depreciation                                                                39.7         120.6         120.6           351.6
  Amortization                                                                 0.1           6.2           0.4            19.2
  Restructuring                                                                 --           7.1          (3.4)           23.6
  Asset impairments and other                                                   --            --          (0.7)             --
  Gain on sale of broadband assets
                                                                             (37.3)           --        (336.3)             --
                                                                         ---------     ---------     ---------       ---------
     Total operating costs, expenses, gains
       and losses                                                            185.7         509.6         673.3         1,564.0
                                                                         ---------     ---------     ---------       ---------

OPERATING INCOME

Minority interest expense                                                    129.6          60.7         573.3           105.3
Interest expense and other financing costs                                    12.5          15.5          42.5            44.4
                                                                              67.2          40.1         173.8           117.4
Loss on extinguishment of debt                                                17.4            --          17.4              --
Other expense (income), net                                                   (0.1)          1.4          (0.8)            0.4
                                                                         ---------     ---------     ---------       ---------
Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of changes in
   accounting principles                                                      32.6           3.7         340.4           (56.9)
Income tax benefit
                                                                             (12.1)         (0.3)        (12.1)           (9.1)
                                                                         ---------     ---------     ---------       ---------
Income (loss) from continuing operations before discontinued
   operations and cumulative effect of changes in accounting
   principles                                                                 44.7           4.0         352.5           (47.8)
Income from discontinued operations, net of taxes of $119.7                     --            --            --           217.6
                                                                         ---------     ---------     ---------       ---------
Income before cumulative effect of changes in accounting principles           44.7           4.0         352.5           169.8
Cumulative effect of changes in accounting principles,
   net of taxes of $47.6 and $5.8, respectively                                 --            --          85.9        (2,008.7)
                                                                         ---------     ---------     ---------       ---------
  NET INCOME (LOSS)                                                           44.7           4.0         438.4        (1,838.9)
Preferred stock dividends                                                      2.6           2.6           7.8             7.8
                                                                         ---------     ---------     ---------       ---------
NET INCOME (LOSS) APPLICABLE TO COMMON SHAREOWNERS                       $    42.1     $     1.4     $   430.6       $(1,846.7)
                                                                         =========     =========     =========       =========
NET INCOME (LOSS)                                                        $    44.7     $     4.0     $   438.4       $(1,838.9)
Other comprehensive income (loss), net of tax:
  Unrealized gain on interest rate swaps                                       1.1           0.2           4.3             1.2
                                                                         ---------     ---------     ---------       ---------
COMPREHENSIVE INCOME (LOSS)                                              $    45.8     $     4.2     $   442.7       $(1,837.7)
                                                                         =========     =========     =========       =========

BASIC EARNINGS (LOSS) PER COMMON SHARE
   Income (loss) from continuing operations                              $    0.19     $    0.01     $    1.56       $   (0.26)
   Income from discontinued operations, net
    of taxes                                                                    --            --            --            1.00
   Cumulative effect of changes in accounting principles, net of
    taxes                                                                       --            --          0.39           (9.20)
                                                                         ---------     ---------     ---------       ---------
   NET EARNINGS (LOSS) PER COMMON SHARE                                  $    0.19     $    0.01     $    1.95       $   (8.46)
                                                                         =========     =========     =========       =========

DILUTED EARNINGS (LOSS) PER COMMON SHARE
   Income (loss) from continuing operations                              $    0.18     $    0.01     $    1.51       $   (0.26)
   Income from discontinued operations, net
    of taxes                                                                    --            --            --            1.00
   Cumulative effect of changes in accounting principles, net of
    taxes                                                                       --            --          0.38           (9.20)
                                                                         ---------     ---------     ---------       ---------
   NET EARNINGS (LOSS) PER COMMON SHARE                                  $    0.18     $    0.01     $    1.89       $   (8.46)
                                                                         =========     =========     =========       =========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (MILLIONS)
   Basic                                                                     225.4         218.5         221.1           218.3
   Diluted                                                                   235.2         218.9         227.5           218.3

    The accompanying notes are an integral part of the financial statements.

                                                            Cincinnati Bell Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                 (Dollars in Millions, Except Per Share Amounts)
                                   (Unaudited)

                                                                                    September 30,   December 31,
                                                                                        2003           2002
                                                                                    -------------   ------------
                                                   ASSETS

Current assets
  Cash and cash equivalents                                                           $   32.9       $   44.9
  Restricted cash                                                                           --            7.0
  Receivables, net of allowances of $70.9 and $53.0                                      139.0          290.6
  Materials and supplies                                                                  40.5           32.2
  Deferred income tax benefits                                                            11.5           11.3
  Prepaid expenses and other current assets                                               17.7           23.8
                                                                                      --------       --------
    Total current assets                                                                 241.6          409.8

Property, plant and equipment, net of accumulated depreciation of
   $1,605.2 and $1,659.8                                                                 923.2          867.9
Goodwill                                                                                  40.9           40.9
Other intangibles, net                                                                    47.4           47.8
Deferred financing costs                                                                  49.1           19.3
Other noncurrent assets                                                                   66.0           81.9
                                                                                      --------       --------
    Total assets                                                                      $1,368.2       $1,467.6
                                                                                      ========       ========

                                        LIABILITIES AND SHAREOWNERS' DEFICIT

Current liabilities
  Short-term debt                                                                     $  135.7       $  203.7
  Accounts payable                                                                        59.0          129.4
  Current portion of unearned revenue and customer deposits                               30.4          108.9
  Accrued taxes                                                                           53.9           84.4
  Accrued restructuring                                                                   24.3           41.1
  Dividends payable                                                                        2.6           30.9
  Other current liabilities                                                              130.8          138.7
                                                                                      --------       --------
      Total current liabilities                                                          436.7          737.1

Long-term debt, less current portion                                                   2,208.0        2,354.7
Unearned revenue, less current portion                                                     2.6          293.3
Deferred income tax liabilities                                                           97.9           37.2
Accrued pension and postretirement benefits                                               85.1           77.4
Other noncurrent liabilities                                                              30.7           72.3
                                                                                      --------       --------
      Total liabilities                                                                2,861.0        3,572.0

Minority interest                                                                         40.0          443.9

Commitments and contingencies

Shareowners' Deficit
  6-3/4% Cumulative Convertible Preferred Stock, 2,357,299 shares of all classes of preferred stock authorized; 155,250 shares (3,105,000 depository
     shares) issued and outstanding at September 30, 2003 and December 31, 2002          129.4          129.4

  Common shares, $.01 par value; 480,000,000 shares authorized; 252,062,104 and
     226,598,844 shares issued; 244,194,002 and 218,690,375 outstanding at
     September 30, 2003 and December 31, 2002                                              2.5            2.3
  Additional paid-in capital                                                           2,937.5        2,365.1
  Accumulated deficit                                                                 (4,447.2)      (4,885.6)
  Accumulated other comprehensive loss                                                    (9.5)         (13.8)
  Common shares in treasury, at cost:
     7,868,102 and 7,908,469 shares at September 30, 2003 and December 31, 2002         (145.5)        (145.7)
                                                                                      --------       --------
               Total shareowners' deficit                                             (1,532.8)      (2,548.3)
                                                                                      --------       --------

Total liabilities and shareowners' deficit                                            $1,368.2       $1,467.6
                                                                                      ========       ========


    The accompanying notes are an integral part of the financial statements.

                                                            Cincinnati Bell Inc.


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Dollars in Millions)
                                   (Unaudited)


                                                                                Nine Months
                                                                             Ended September 30,
                                                                            2003           2002
                                                                          --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)                                                         $  438.4       $(1,838.9)

Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Cumulative effect of changes in accounting principles, net of tax         (85.9)       2,008.7
   Gain on sale of broadband assets                                         (336.3)            --
   Gain on sale of discontinued operations                                      --         (211.8)
   Loss on extinguishment of debt                                             17.4             --
   Depreciation                                                              120.6          351.6
   Amortization                                                                0.4           19.2
   Asset impairments and other                                                (0.7)            --
   Provision for loss on receivables                                          20.7           40.6
   Noncash interest expense                                                   66.8           31.4
   Minority interest expense                                                  42.5           44.4
   Deferred income tax benefit                                               (12.1)          (9.1)
   Tax benefits from employee stock option plans                               0.2            0.7
   Other, net                                                                  3.7            0.9

Changes in operating assets and liabilities:
   Decrease (increase) in receivables                                         63.8          (33.6)
   Decrease (increase) in prepaid expenses and other current assets          (10.4)           5.1
   Decrease in accounts payable                                              (33.6)         (35.0)
   Decrease in accrued and other current liabilities                          (0.5)         (67.2)
   Decrease in unearned revenue                                              (47.8)        (168.5)
   Decrease (increase) in other assets and liabilities, net                  (16.6)           1.1
   Net cash used in discontinued operations                                     --           (9.5)
                                                                          --------       --------
Net cash provided by operating activities                                    230.6          130.1
                                                                          --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES

   Capital expenditures                                                      (94.8)        (139.9)
   Proceeds from sale of investments                                           3.8           23.3
   Proceeds from sale of broadband assets                                     82.7             --
   Proceeds from  sale of discontinued operations                               --          345.0
   Other, net                                                                 (2.8)            --
                                                                          --------       --------
Net cash provided by (used in) investing activities                          (11.1)         228.4
                                                                          --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of long-term debt                                                850.0          113.1
   Repayment of long-term debt                                            (1,008.1)        (418.8)
   Short-term repayments, net                                                 (4.7)          (7.5)
   Debt issuance costs                                                       (65.1)          (8.5)
   Issuance of common shares - exercise of stock options                       1.6            0.5
   Minority interest and preferred stock dividends paid                       (5.2)         (32.6)
                                                                          --------       --------
Net cash used in financing activities                                       (231.5)        (353.8)
                                                                          --------       --------
Net increase (decrease) in cash and cash equivalents                         (12.0)           4.7
Cash and cash equivalents at beginning of period                              44.9           30.0
                                                                          --------       --------
Cash and cash equivalents at end of period                                $   32.9       $   34.7
                                                                          ========       ========

    The accompanying notes are an integral part of the financial statements.

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       DESCRIPTION OF BUSINESS, LIQUIDITY AND ACCOUNTING POLICIES

         DESCRIPTION OF BUSINESS -- Cincinnati Bell Inc. ("the Company"), f/k/a Broadwing Inc., provides diversified telecommunications services through businesses in four segments: Local, Wireless, Other and Broadband. During the first quarter of 2002, the Company sold substantially all of the assets of Cincinnati Bell Directory ("CBD"), which was previously reported in the Other segment. During the second and third quarter of 2003, the Company sold substantially all of the assets of the Broadband business, which was previously reported in the Broadband segment. These assets were held by the Company's wholly owned subsidiary, BRCOM (f/k/a Broadwing Communications Inc.). Refer to Note 2 for a detailed discussion of the sale.

         As of September 30, 2003, the Company's primary business consisted of the Local and Wireless segment. The only remaining BRCOM subsidiaries with operating assets were Cincinnati Bell Technology Solutions Inc. ("CBTS"), an information technology consulting, data collocation and managed services subsidiary, and Cincinnati Bell Any Distance ("CBAD"), a subsidiary whose assets service the Other segment's long distance business. In addition to the long-distance business, the Other segment also includes Cincinnati Bell Public Communications Inc. ("Public"), a public payphone service provider.

         BASIS OF PRESENTATION -- The Condensed Consolidated Financial Statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments and other nonrecurring adjustments as disclosed, necessary for a fair presentation of the results of operations, financial position and cash flows for each period presented in accordance with generally accepted accounting principles.

         Certain prior year amounts have been reclassified to conform to the current classifications with no effect on financial results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations.

         The December 31, 2002 Condensed Consolidated Balance Sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. It is suggested that these Condensed Consolidated Financial Statements be read in conjunction with the notes thereto included in the Company's 2002 Annual Report on Form 10-K.

         BASIS OF CONSOLIDATION -- The consolidated financial statements include the consolidated accounts of Cincinnati Bell Inc. and its majority-owned subsidiaries over which it exercises control. Significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

         USE OF ESTIMATES -- Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

         UNBILLED RECEIVABLES -- Unbilled receivables arise from local, wireless and broadband services rendered but not yet billed, in addition to network construction revenue of the Broadband segment that was recognized under the percentage-of-completion method. As of September 30, 2003 and December 31, 2002, unbilled receivables, net of allowances, totaled $28.8 million and $91.0 million, respectively. Unbilled receivables at December 31, 2002, included $50.5 million in claims and signed change orders related to a construction contract in dispute that was terminated during the second quarter of 2002. On

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         July 30, 2003, the Company reached a tentative settlement agreement regarding the construction contract in dispute. As a result, during the second quarter of 2003, the Company recorded a charge of $50.5 million to reserve against the unbilled accounts receivable related to this contract. The Company expects to finalize the tentative settlement during the fourth quarter of 2003. Refer to Note 14 for a detailed discussion of this construction contract.

         ALLOWANCES FOR DOUBTFUL ACCOUNTS - The Company establishes the allowances for doubtful accounts using both percentages of aged accounts receivable balances to reflect the historical average of credit losses and specific provisions for certain large, potentially uncollectible balances. The Company believes that its allowance for doubtful accounts is adequate based on the methods described above. However, if one or more of the Company's larger customers were to default on its accounts receivable obligations, or general economic conditions in the United States of America deteriorated, the Company could be exposed to potentially significant losses in excess of the provisions established.

         PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment is stated at cost. The Company's provision for depreciation of telephone plant is determined on a straight-line basis using the whole life and remaining life methods. Provision for depreciation of other property is based on the straight-line method over the estimated useful life. Repairs and maintenance expense items are charged to expense as incurred. Pursuant to the implementation of SFAS 143, discussed below, the cost of removal for telephone plant is now included in costs of products and services.

         GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSETS -- Goodwill represents the excess of the purchase price consideration over the fair value of assets acquired recorded in connection with purchase business combinations. Indefinite-lived intangible assets consist primarily of Federal Communications Commission ("FCC") licenses of the Wireless segment. The Company determined its wireless licenses met the definition of indefinite-lived intangible assets under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") as the technology the Company uses to provide wireless service is not expected to change significantly in the foreseeable future, and the wireless licenses may be renewed in a routine manner every ten years for a nominal fee, provided that the Company continues to meet the service and geographic coverage provisions required by the FCC. Upon the adoption of SFAS 142 on January 1, 2002, the Company recorded a goodwill impairment charge of $2,008.7 million, net of tax, related to the Broadband segment and ceased amortization of remaining goodwill and indefinite-lived intangible assets as discussed in Note 4.

         Pursuant to SFAS 142, goodwill and intangible assets not subject to amortization are tested for impairment annually, or when events or changes in circumstances indicate that the asset might be impaired. For goodwill, a two-step impairment test is performed. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying value of a reporting unit exceeds its fair value, then the second step of the impairment test is performed to measure the amount of impairment loss. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of the reporting unit goodwill is in excess of the implied fair value of that goodwill, then an impairment loss is recognized equal to that excess. For indefinite-lived intangible assets, the impairment test consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of an indefinite-lived asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

         IMPAIRMENT OF LONG-LIVED ASSETS, OTHER THAN GOODWILL AND
         INDEFINITE-LIVED INTANGIBLES - The Company reviews the carrying value of long-lived assets, other than goodwill and indefinite-lived assets

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


         discussed above, when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the estimated future undiscounted cash flows expected to result from the use of an asset (or group of assets) and its eventual disposition are less than its carrying amount. An impairment loss is measured as the amount by which the asset's carrying value exceeds its fair value.

         During the fourth quarter of 2002, the Company performed an impairment assessment of its Broadband segment long-lived assets as a result of the restructuring plan implemented during the quarter and the strategic alternatives being explored, including the potential sale of the Broadband business. This assessment considered all of the contemplated strategic alternatives for the Broadband segment, including a potential sale of assets, using a probability-weighted approach. Based on this assessment, the Company determined that the long-lived assets of the Broadband segment were impaired and recorded a $2,200.0 million non-cash impairment charge to reduce the carrying value of these assets. Of the total charge, $1,901.7 million related to tangible fixed assets and $298.3 million related to finite-lived intangible assets.

         DEFERRED FINANCING COSTS -- Deferred financing costs are costs incurred in connection with obtaining long-term financing; such costs are amortized as interest expense over the terms of the related debt agreements. The related expense, included in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption "Interest expense and other financing costs", amounted to $12.5 million and $2.7 million in the third quarter of 2003 and 2002, respectively, and $23.7 million and $7.0 million in the nine-month period ended September 30, 2003 and 2002, respectively.

         ASSET RETIREMENT OBLIGATIONS -- The Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") as of January 1, 2003. This statement requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. The removal cost is initially capitalized and depreciated over the remaining life of the underlying asset. The associated liability is accreted over the life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as income or loss on disposition. The Company determined the Local segment did not have a liability under SFAS 143, while the Wireless segment and Other segment did have a liability. The Company recorded a liability for removal costs at fair value of approximately $2.6 million and an asset of approximately $2.3 million in the first quarter of 2003 related to the Wireless and Other segments. The assets will be depreciated straight line over the remaining lives of the assets, while the interest component of the liability will be accreted over the remaining lives of the assets. Additionally, the Company recorded a non-recurring increase to net income as a change in accounting principle as of January 1, 2003 of $85.9 million, net of tax. The Local segment recorded $86.3 million of income related to depreciation previously recorded for asset removal costs, offset by $0.4 million of expense recorded in the Wireless segment

         REVENUE RECOGNITION -- The Company recognizes revenue as services are provided. Local and broadband transport service revenue is billed monthly, in advance, with revenue being recognized when earned. Wireless, switched voice and data and Internet product revenue are billed monthly in arrears, while the revenue is recognized as the services are provided. Revenue from product sales and certain services is generally recognized upon performance of contractual obligations, such as shipment, delivery, installation or customer acceptance. Upfront fees for customer connection and activation are deferred and amortized into revenue on a straight-line basis over the average customer life. The related connection and activation costs, to the extent of the upfront fees, are deferred and amortized on a straight-line basis over the average customer life.

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


         Prior to the sale of the broadband assets in the second and third quarter of 2003 (refer to Note 2), the Company had previously entered into indefeasible right-of-use agreements ("IRU"), which represent the lease of network capacity or dark fiber and are recorded as unearned revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The buyer of IRU services typically pays cash upon execution of the contract, and the associated IRU revenue is then recognized over the life of the agreement as services are provided, beginning on the date of customer acceptance. In the event the buyer of an IRU terminates a contract prior to the contract expiration and releases the Company from the obligation to provide future services, the remaining unamortized unearned revenue is recognized in the period in which the contract is terminated. IRU and related maintenance revenue are included in the broadband transport category of the Broadband segment. Concurrent with the broadband asset sale, the remaining IRU obligations were assumed by the buyer (Refer to Note 2 for a detailed discussion of the sale).

         FIBER EXCHANGE AGREEMENTS -- In connection with the development of its optical network, the Company entered into various agreements to exchange fiber usage rights. The Company accounts for agreements with other carriers to either exchange fiber asset service contracts for capacity or services based on the carrying value of the assets exchanged. Concurrent with the broadband asset sale, the remaining fiber exchange agreements were assumed by the buyer (Refer to Note 2 for a detailed discussion of the sale).

         INCOME TAXES -- The income tax provision consists of an amount for taxes currently payable and an expense (or benefit) for tax consequences deferred to future periods. In evaluating the carrying value of its deferred tax assets, the Company considers prior operating results, future taxable income projections, expiration of tax loss carryforwards and ongoing prudent and feasible tax planning strategies. As of September 30, 2003, the Company had a net deferred tax liability of $86.4 million, which included a valuation allowance of $1,118.5 million. The valuation allowance is necessary due to the uncertainties surrounding the ability of the Company's subsidiary BRCOM to continue as a going concern, which could limit the ultimate realization of certain deferred tax assets. Such deferred tax assets consist substantially of net operating loss carryforwards generated by BRCOM. Upon elimination of these uncertainties, the Company may reverse a substantial portion of the valuation allowance, creating a non-recurring income tax benefit.

         The Company reported an income tax benefit of $12.1 million in both the third quarter and first nine months of 2003. This compares to a benefit of $0.3 million and $9.1 million, respectively, reported in the prior year periods. The income tax benefit recorded in 2003 relates substantially to the reversal of certain income tax reserves due to the closure of certain recent IRS audit periods. Additionally, as a result of the valuation allowance recorded against the deferred tax assets of BRCOM in the fourth quarter of 2002, substantially all of the Company's current income tax expense in 2003 is offset by a corresponding reduction in the valuation allowance.

         STOCK-BASED COMPENSATION -- The Company accounts for stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. Compensation cost is measured under the intrinsic value method. Stock-based employee compensation cost is not reflected in net income (loss), as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. If the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the expense that would have been recognized totaled $8.9 million and $7.5 million in the third quarter of 2003 and 2002, respectively, and $26.6 million and $22.4 million in the year-to-date periods ended September 30, 2003 and 2002, respectively. The following table illustrates the effect on

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation in all periods presented.

                                                                           Three Months          Nine Months
                                                                        Ended September 30,    Ended September 30,
(dollars in millions except per share amounts)                           2003        2002       2003         2002
----------------------------------------------------------------      ---------   ---------   ---------    ---------
Net income (loss) applicable to common shareowners:
     As reported                                                      $    42.1   $     1.4   $   430.6    $(1,846.7)
     Pro forma                                                        $    33.2   $    (6.1)  $   404.0    $(1,869.1)
Basic earnings (loss) per common share:
     As reported                                                      $    0.19   $    0.01   $    1.95    $   (8.46)
     Pro forma determined under fair value, net of related taxes      $    0.15   $   (0.03)  $    1.83    $   (8.56)
Diluted earnings (loss) per share:
     As reported                                                      $    0.18   $    0.01   $    1.89    $   (8.46)
     Pro forma                                                        $    0.14   $   (0.03)  $    1.78    $   (8.56)

         The weighted average fair values at the date of grant for the Company options granted to employees were $1.34 and $1.66 for the three months ended September 30, 2003 and 2002, respectively, and were $1.20 and $3.02 for the nine months ended September 30, 2003 and 2002, respectively. Such amounts were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                           Three Months                    Nine Months
                                        Ended September 30,            Ended September 30,
                                      2003            2002             2003            2002
                                      ----           -----             ----            ----
Expected dividend yield                 --              --               --              --
Expected volatility                   35.0%          105.0%            35.0%           86.5%
Risk-free interest rate                2.3%            2.5%             2.0%            3.4%
Expected holding period - years          3               3                3               3

         RECENTLY ISSUED ACCOUNTING STANDARDS -- In December 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" ("ARB 51"), addresses consolidation by business enterprises of variable interest entities. ARB 51 requires that an enterprise's consolidated financial statements include subsidiaries in which the enterprise has a controlling financial interest. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN 46 is effective in the first fiscal year or interim period beginning after December 15, 2003, for variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. As the Company does not have any variable interest entities, FIN 46 is expected to have no impact on the Company's consolidated financial statements. In March 2003, the Emerging Issues Task Force ("EITF") reached consensus on EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables"("EITF 00-21"). This guidance addresses the determination of whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. EITF 00-21 did not have an impact on the Company's financial statements.

         In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 did not have an impact on the Company's financial statements.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 had no impact on the Company's financial statements as the Company did not have any financial instruments within the scope of SFAS 150.

2.       SALE OF BROADBAND ASSETS

         On February 22, 2003, the Company entered into a definitive agreement to sell substantially all of its broadband assets for approximately $129.3 million in cash, subject to certain purchase price adjustments, the assumption of certain liabilities and operating contractual commitments and a 3% interest in the underlying broadband business sold. In accordance with SFAS 144, the Company ceased depreciation of the assets to be sold upon entering the definitive agreement. On June 6, 2003 and June 13, 2003, the purchase agreement was amended to, among other things, reduce the purchase price to $108.7 million (an estimated $91.5 million in cash and $17.2 million preliminary working capital promissory note, which was ultimately reduced to zero based on the final working capital position of the broadband business).

         On June 13, 2003, the first (and most significant) stage closing was consummated. At the first stage closing, the Company had received regulatory approval in states where approximately 75% of 2002 broadband revenue was generated and effectively transferred control of the broadband business to the buyer. The buyer paid the cash purchase price of $91.5 million, of which $29.3 million was placed into escrow to support certain potential purchase price adjustments and the portion of the purchase price payable upon the consummation of the second and third stage closings.

         During the third quarter ended September 30, 2003, the second and third (final) stage closings were consummated as all remaining regulatory approvals had been received. In connection with these closings, the Company received $20.5 million of the $29.3 million escrowed funds. The remaining escrowed funds of $8.8 million will be returned to the buyer in satisfaction of the working capital and receivables post closing purchase price adjustments pursuant to a tentative agreement between the Company and the buyer to settle such amounts.

         The Company recorded a gain on sale of broadband assets of $37.3 million during the third quarter of 2003 related to the second and third stage closings and $336.3 million in the first nine months of 2003. The following table summarizes the components of the gain on sale during the first nine months of 2003 (dollars in millions):

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                        GAIN ON SALE OF BROADBAND ASSETS

Cash proceeds received                                          $ 82.7

Less:  Assets sold to buyers
     Accounts receivable                                          73.8
     Property, plant and equipment                                49.0
     Prepaid expenses and other current assets                    20.5
                                                                ------
Total assets sold to buyers                                      143.3
                                                                ------
Add:  Liabilities assumed by buyers
     Accounts payable and accrued cost of service                 58.1
     Unearned revenue                                            321.4
     Other liabilities                                            10.7
                                                                ------
Total liabilities assumed by buyers                              390.2
                                                                ------
Adjustments for income and other tax reserves                     31.1
Net fees, purchase price adjustments, pension curtailment,
      and indemnification liabilities                            (24.4)
                                                                ------
Gain on sale of broadband assets                                $336.3
                                                                ======

         The adjustment to income tax reserves relates to certain liabilities recorded in connection with the purchase of the broadband business in 1999 that, as a result of the disposition, are no longer considered necessary. In addition, reserves for certain other taxes (other than income tax), which relate to the broadband business and were recorded subsequent to the acquisition, were similarly reversed as a result of the disposition.

         In connection with the purchase agreement, the Company agreed to deliver a parent guaranty in favor of the buyers, guaranteeing (1) all payments required to be made by the BRCOM selling subsidiaries under the purchase agreement and (2) the performance and observance and compliance with all covenants, agreements, obligations, liabilities, representations and warranties of the BRCOM selling subsidiaries under the purchase agreement.

         The Company has indemnified the buyers of the broadband business against certain potential claims. In order to determine the fair value of the indemnification obligation, the Company performed a probability-weighted discounted cash flow analysis, utilizing the minimum and maximum potential claims and several scenarios within the range of possibilities. Such analysis produced an estimated fair value of the indemnification obligation of $7.8 million, which is included in other liabilities and has been reflected as a reduction of the gain on sale of broadband assets in the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the nine-month period ended September 30, 2003.

         Not more than 30 days after July 1, 2004, the buyers will provide the BRCOM selling subsidiaries with a calculation of cash EBITDA (as defined in the Purchase Agreement) minus capital expenditures for the broadband business for the period from July 1, 2003 to July 1, 2004. If annual cash EBITDA minus capital expenditures for such period is negative $48 million or less, the BRCOM selling subsidiaries will pay to the buyers an amount equal to 35% of the difference between negative $48 million and the amount of annual cash EBITDA minus capital expenditures, provided that the obligation for such reimbursement will not exceed $10 million. The Company has reflected a $10 million liability related to this purchase price adjustment. The BRCOM selling subsidiaries will have no obligation to make the

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         foregoing payment if the buyers sell 51% or more of the equity or voting control of C III or the assets acquired in the broadband sale.

         In addition, the Company entered into agreements with the buyer whereby the Company will continue to market the buyer's broadband products to business customers and purchase capacity on the national network in order to sell long distance services, under the CBAD brand, to residential and business customers in the Greater Cincinnati area market. Due to the ongoing cash flows under these arrangements, the sale of substantially all the broadband assets did not meet the criteria for presentation as a discontinued operation under SFAS 144.

3.       SENIOR EXECUTIVE SUCCESS-BASED BONUSES AND TERMINATION BENEFITS

         During the second quarter of 2003, the Company recorded a charge of $6.7 million related to four senior executives for certain success-based incentives and termination benefits in accordance with their employment contracts, including all of the benefits related to its former Chief Executive Officer who resigned effective July 31, 2003. The charge was required as the success plan, as defined in the senior executive employment agreements, was completed upon the first stage closing of the sale of substantially all of the broadband assets on June 13, 2003. The three remaining senior executives, excluding the former Chief Executive Officer, are required to remain with the Company for 180 days following the completion of the success plan. Therefore, during the third quarter of 2003, the Company recorded an additional $2.8 million in incentive and termination benefits, for a total year-to-date charge of $9.5 million. The third quarter and year-to-date charges included $0.9 million and $2.8 million of non-cash expenses related to the accelerated vesting of stock options. The Company expects to record approximately $2.3 million in incentive and termination benefits related to such senior executive employment agreements in the fourth quarter of 2003.

4.       GOODWILL AND INTANGIBLE ASSETS

         The Company adopted SFAS 142 on January 1, 2002. The Company completed the initial impairment test for its Wireless and Broadband segments during the first quarter of 2002, which indicated that the goodwill of its Broadband segment was impaired as of January 1, 2002 and recorded an impairment charge of $2,008.7 million, net of taxes, effective as of January 1, 2002. The impairment charge is reflected as a cumulative effect of change in accounting principle, net of taxes, in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). As of September 30, 2003 and December 31, 2002, goodwill totaled $40.9 million, of which $40.1 related to the Wireless segment and the remaining $0.8 million related to the Other segment.

         The following table details the components of the carrying amount of other intangible assets. Indefinite-lived intangible assets consist primarily of FCC licenses of the Wireless segment. Intangible assets subject to amortization expense consist primarily of licensed trademarks and wireless roaming agreements:

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                         September 30,     December 31,
(dollars in millions)                                       2003             2002
                                                         -------------     ------------
Indefinite-lived intangible assets, excluding goodwill      $35.7            $35.7

Intangible assets subject to amortization:
Gross carrying amount                                        14.3             14.3
Accumulated amortization                                     (2.6)            (2.2)
                                                            -----            -----
  Net carrying amount                                        11.7             12.1
                                                            -----            -----

Total other intangible assets                               $47.4            $47.8
                                                            =====            =====

         The estimated intangible asset amortization expense for each of the fiscal years 2003 through 2008 is approximately $0.5 million.

                                                                      Three Months                  Nine Months
                                                                    Ended September 30,           Ended September 30,
(dollars in millions)                                               2003         2002             2003           2002
-----------------------------------------------------------        -----         -----           -----           -----
Amortization expense of finite-lived other intangible assets       $ 0.1         $ 6.2           $ 0.4           $19.2

5.       RESTRUCTURING AND OTHER CHARGES

         OCTOBER 2002 RESTRUCTURING CHARGE

         In October 2002, the Company initiated a restructuring of BRCOM that was intended to reduce annual expenses. The plan included initiatives to reduce the workforce by approximately 500 positions; reduce line costs by approximately 25% through network grooming, optimization, and rate negotiations; and exit the international wholesale voice business. In addition, Cincinnati Bell Telephone ("CBT"), a wholly owned subsidiary of the Company, initiated a restructuring to realign sales and marketing to focus on enterprise customers. The CBT plan included initiatives to reduce the workforce by approximately 38 positions. The Company recorded restructuring charges of $14.7 million, consisting of $9.4 million related to employee separation benefits and $5.3 million related to contractual terminations. During the second quarter of 2003, a $2.6 million reversal was made to the restructuring reserve due to a settlement related to a contract termination and a $0.6 million reversal was recorded due to a change in estimate related to other terminations of contractual obligations. As of September 30, 2003, 461 employee separations had been completed which utilized reserves of $9.2 million, of which all was cash expended. Total cash expenditures in the first nine months of 2003 amounted to $5.5 million. The Company expects to complete the restructuring plan for both CBT and BRCOM by December 31, 2003.

         The following table illustrates the activity in this reserve since December 31, 2002:

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                 Balance                                          Balance
                                               December 31,                                     September 30,
Type of costs (dollars in millions)               2002          Utilizations    Adjustments          2003
-----------------------------------            ------------     ------------    -----------     -------------
Employee separations                              $3.5             $(3.3)           $(0.1)           $0.1
Termination of contractual obligations             5.3              (2.2)             3.1              --
                                                  ----             -----            -----            ----
   Total                                          $8.8             $(5.5)           $(3.2)           $0.1
                                                  ====             =====            =====            ====

         NOVEMBER 2001 RESTRUCTURING PLAN

         In November 2001, the Company adopted a restructuring plan which included initiatives to consolidate data centers, reduce the Company's expense structure, exit the network construction business, eliminate other nonstrategic operations and merge the digital subscriber line ("DSL") and certain dial-up Internet operations into the Company's other operations. Total restructuring and impairment costs of $232.3 million were recorded in 2001 related to these initiatives. The $232.3 million consisted of restructuring liabilities in the amount of $84.2 million and related non-cash asset impairments in the amount of $148.1 million. The restructuring charge was comprised of $21.4 million related to involuntary employee separation benefits, $62.5 million related to lease and other contractual terminations and $0.3 million relating to other exit costs.

         During the first quarter of 2002, the Company recorded additional restructuring charges of $16.5 million resulting from employee separation benefits and costs to terminate contractual obligations, which were actions contemplated in the original plan for which an amount could not be reasonably estimated at that time. During the fourth quarter of 2002, a $1.0 million reversal was made to the restructuring reserve due to a change in estimate related to the termination of contractual obligations. During the third quarter of 2003, a $1.2 million reversal was made to the restructuring reserve to reduce contractual obligations as a result of the sale of the broadband business. In total, the Company expects this restructuring plan to result in cash outlays of $93.5 million and non-cash items of $153.1 million. The Company completed the plan as of December 31, 2002, except for certain lease obligations, which are expected to continue through December 31, 2005.

         The restructuring costs include the cost of involuntary employee separation benefits, including severance, medical and other benefits, related to 863 employees across all areas of the Company. As of December 31, 2002, all employee separations had been completed which utilized reserves of $22.4 million, $17.6 million of which was cash expended. Total cash expenditures in the first nine months of 2003 amounted to $6.8 million, which related to the termination of contractual obligations.

         In connection with the restructuring plan, the Company performed a review of its long-lived assets to identify any potential impairments in accordance with Statement of Financial Accounting Standard No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). The Company recorded a $148.1 million charge as an expense of operations in accordance with SFAS 121, resulting from the write-off of certain assets related to the closing of data centers, consolidation of office space and curtailment of other Company operations.

         The following table illustrates the activity in this reserve since December 31, 2002:

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                 Balance                                            Balance
                                                December 31,                                      September 30,
Type of costs (dollars in millions)               2002         Utilizations      Adjustments          2003
---------------------------------------         -----------    ------------      -----------      -------------
Termination of contractual obligations            $32.2            $(6.8)           $(1.2)           $24.2
                                                  -----            -----            -----            -----
   Total                                          $32.2            $(6.8)           $(1.2)           $24.2
                                                  =====            =====            =====            =====


6.       DEBT

       The Company's debt consists of the following:

                                                                       September 30,  December 31,
(dollars in millions)                                                      2003           2002
-----------------------------------------------------------            ------------   ------------
Short-term debt:
    Credit facilities, current portion                                   $  106.0       $  172.1
    Current maturities of capital lease obligations                           6.9            9.0
    Current maturities of long-term debt                                     20.0           20.0
    Other short-term debt                                                     2.8            2.6
                                                                         --------       --------
    Total short-term debt                                                $  135.7       $  203.7
                                                                         ========       ========

Long-term debt:
    Credit facilities, net of current portion                            $  533.9       $1,476.0
    7-1/4% Senior notes due 2023                                             50.0           50.0
    Capital lease obligations, net of current portion                        26.7           30.0
    7-1/4% Senior notes due 2013                                            500.0             --
    Various Cincinnati Bell Telephone notes, net of current portion         250.0          250.0
    16% Senior subordinated discount notes                                  357.1             --
    Convertible subordinated notes                                          534.5          502.8
    9% Senior subordinated notes                                               --           46.0
    12-1/2% Senior notes                                                       --            0.8
                                                                         --------       --------
Total long-term debt                                                      2,252.2        2,355.6
Less unamortized discount                                                   (44.2)          (0.9)
                                                                         --------       --------
Total long-term debt, net of unamortized discount                        $2,208.0       $2,354.7
                                                                         ========       ========


         CREDIT FACILITIES

         General

         In November 1999, the Company obtained credit facilities totaling $1,800 million from a group of lending institutions. The credit facilities were increased to $2,100 million in January 2000 and again to $2,300 million in June 2001. Total availability under the credit facilities decreased to $1,825 million as of December 31, 2002, following a $335 million prepayment of the outstanding term debt facilities in the first quarter of 2002 (resulting from the sale of substantially all of the assets of Cincinnati Bell Directory), $5 million in scheduled repayments of the term debt facilities and $135 million in scheduled commitment reduction of the revolving credit facility. In March 2003, the Company's credit facilities were also amended to, among other things, extend the revolving commitment, revise the financial covenants, accelerate a portion of the term debt, increase interest rate spreads and allow for the sale of substantially all of the assets of the broadband business. Total availability under the credit facilities decreased to $921.8 million as of September 30, 2003, following a $708.8 million prepayment of the borrowings under the term and revolving credit facilities with the net cash proceeds from the 16% notes and the 7-1/4% senior notes due 2013, and $194.4 million in scheduled repayments of the term debt

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         facilities. As of September 30, 2003, the credit facilities consisted of $594.6 million in revolving credit, $132.5 million in Term Loan A, $134.6 million in Term Loan B and $60.1 million in Term Loan C.

         Use of Credit Facilities

         At September 30, 2003, Cincinnati Bell had drawn approximately $639.9 million from the credit facilities' capacity of approximately $921.8 million, and had outstanding letters of credit totaling $13.1 million, leaving $268.8 million in additional borrowing capacity under its revolving credit facility. Borrowings under the credit facilities have been used to refinance debt and debt assumed as part of the merger with BRCOM in November 1999 and to fund capital expenditures and other working capital needs.

         Interest Rates

         Borrowings under the credit facilities bear interest, at the Company's election, at either (1) LIBOR plus 425 basis points in the case of the revolving credit facility or 375 basis points in the case of the term facilities or (2) the base rate (as defined below) plus 325 basis points in the case of the revolving credit facility or 275 basis points in the case of the term facilities. The "base rate" is equal to the higher of the base rate at Citibank, N.A. or the Federal Funds Rate plus one-half of one percent. The weighted-average interest rate on the revolving and term credit facilities was 5.13% and 4.66% for the three months ended September 30, 2003 and 2002, respectively, and 4.79% and 5.49% for the nine months ended September 30, 2003 and 2002, respectively.

         Maturity and Amortization

         Loans under the Term Loan A facility mature on November 9, 2004, and require payments of $18.8 million in the fourth quarter of 2003 and equal quarterly installments in an aggregate annual principal amount of $113.7 million in 2004. Loans under the Term Loan B facility mature on December 30, 2006 and require payments of $0.3 million in the fourth quarter of 2003 and equal quarterly installments in aggregate annual principal amounts of $1.4 million, $1.4 million and $131.5 million in 2004, 2005 and 2006, respectively. Loans under the Term Loan C facility mature on June 29, 2007 and require payments of $0.2 million in the fourth quarter of 2003 and quarterly installments in aggregate annual principal amounts of $0.6 million, $0.6 million, $29.5 million and $29.2 million in 2004, 2005, 2006 and 2007, respectively. The revolving credit facility matures on March 1, 2006, with a commitment reduction under a schedule providing for four equal quarterly reductions of $46.2 million each in 2005 in an aggregate amount equal to $184.8 million and a final commitment reduction of $409.8 million in the first quarter of 2006.

         Fees

         The Company pays commitment fees to the lenders quarterly on the undrawn portions of its commitments at a rate equal to 62.5 basis points of the unused amount of borrowing of the revolving credit facility. Additionally, the Company pays letter of credit fees on the available amount under all outstanding letters of credit, a commission to each bank of 0.25% per annum based on its letter of credit commitment, and customary fees for the issuance of letters of credit. In the first nine months of 2003, these commitment fees were approximately $1.4 million.

         In connection with the March 26, 2003 amendment of the terms of the credit facilities, the Company agreed to pay an amendment fee in an amount equal to 75 basis points for the revolving credit facility and
         37.5 basis points for each of the Term Loan A, B and C credit facilities, which amounted to $23.4 million. This amount was paid during the first quarter of 2003.

         Prepayments

         Subject to certain limited exceptions, borrowings under the credit facilities are required to be prepaid:

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         (1) in an amount equal to 75% of excess cash flow (as defined in the Credit Agreement) for each fiscal year commencing with the fiscal year ended December 31, 2003;

         (2) in an amount equal to 100% of net cash proceeds of certain sales, leases, transfers or other dispositions of assets by the Company or its subsidiaries subject to reinvestment rights in certain cases;

         (3) in an amount equal to 100% of net cash proceeds from the issuance of certain debt obligations by the Company or any Subsidiary Guarantor (as defined in the credit facilities); and

         (4) in an amount equal to 50% of the net cash proceeds in excess of $50 million from issuances of Cincinnati Bell common stock or preferred stock.

         Voluntary prepayments of borrowings under the credit facilities and voluntary reductions of the unutilized parts of the credit facilities' commitments are, subject to proper notice, permitted at any time.

         Guarantees

         The Company and its subsidiaries (other than Cincinnati Bell Telephone and certain Cincinnati Bell Wireless subsidiaries) guarantee borrowings made by Cincinnati Bell Inc. and BCSI Inc. under the credit facilities. BRCOM and certain subsidiaries guarantee borrowings by BCSI Inc., but not borrowings by Cincinnati Bell Inc., under the credit facilities.

         Security

         Obligations under the financing documents governing the credit facilities are collateralized by perfected first priority pledges and security interests in the following:

         (1) substantially all of the equity interests of the Company's subsidiaries (other than Cincinnati Bell Wireless LLC and certain BRCOM subsidiaries); provided that the pledge of equity of BRCOM and its subsidiaries only secure borrowings by BCSI Inc., but not borrowings by Cincinnati Bell Inc., under the credit facilities, and

         (2) substantially all of the Company's and each of the Company's subsidiaries, (other than Cincinnati Bell Telephone, certain Cincinnati Bell Wireless subsidiaries and certain BRCOM subsidiaries), other tangible and intangible assets, including accounts receivable, inventory, contract rights, equipment, intellectual property, general intangibles, investment property and proceeds of the foregoing; provided that the assets of BRCOM and its subsidiaries only secure borrowings by BCSI Inc., but not borrowings by Cincinnati Bell Inc., under the credit facilities.

         Covenants

         The financing documents governing the credit facilities contain financial covenants that require the maintenance of certain debt to EBITDA (as defined in the Credit Agreement), senior secured debt to EBITDA and interest coverage ratios, as well as limit its capital expenditures. The credit facilities also contain restrictive covenants that, among other things, limit the Company's ability to do the following: incur additional debt or liens; pay dividends; repurchase Cincinnati Bell common stock; sell, lease, transfer or dispose of assets; make investments; or merge with another company. As of September 30, 2003 the Company was in compliance with all of the covenants of the credit facilities.

         Events of Default

         The credit facilities provide for events of default customary to facilities of this type, including non-payment of principal, interest or other amounts; incorrectness of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; certain events of bankruptcy or insolvency; certain material judgments; invalidity of any loan or security document; change of control; and certain ERISA events.

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The Company's credit facilities provide that a bankruptcy or insolvency of BRCOM or any of its subsidiaries, a judgment against BRCOM or any of its subsidiaries and breaches by BRCOM or any of its subsidiaries of the negative covenants would not constitute an event of default with respect to the Company. These terms continue to allow remedies to be exercised against BRCOM and are treated as BRCOM events of default, but not events of default of the Company.

         BRCOM Arrangements

         Pursuant to the amendment obtained in March 2003, future net cash investments or other cash infusions in BRCOM and its subsidiaries after October 1, 2002, are limited (subject to certain exceptions) to an aggregate amount not to exceed the sum of (a) $118.0 million plus (b) the aggregate amount of net cash dividends and distributions paid by BRCOM and its subsidiaries to the Company after October 1, 2002 plus or minus (c) the net position of BRCOM and its subsidiaries under the Company's centralized cash management system. As of September 30, 2003, the Company had the ability to invest or otherwise provide an additional $87.9 million in funding to BRCOM. In addition, BRCOM's cash balance as of September 30, 2003 was $0.1 million, for total BRCOM liquidity of $88.0 million. Also, corporate separateness covenants require the Company to maintain legal and operational separation between BRCOM and its subsidiaries, on the one hand, and Cincinnati Bell and its other subsidiaries, on the other hand.

         7-1/4% SENIOR NOTES DUE 2023

         In 1993, the Company issued $50.0 million of 7-1/4% Senior notes due 2023 (the "7-1/4% Senior notes due 2023"). The indenture related to these 7-1/4% Senior notes due 2023 does not subject the Company to restrictive financial covenants. However, the 7-1/4% Senior notes due 2023 do contain a covenant that provides that if the Company incurs certain liens on its property or assets, the Company must secure the outstanding notes equally and ratably with the indebtedness or obligations secured by such liens. The 7-1/4% Senior notes due 2023 are secured with assets by virtue of the lien granted under the Company's credit facilities.

         7-1/4% SENIOR NOTES DUE 2013

         On July 11, 2003 the Company issued $500.0 million of 7-1/4% senior unsecured notes due 2013 (the "7-1/4% Senior notes due 2013") by means of a private placement. Net proceeds totaled $488.8 million and were used to prepay term credit facilities and permanently reduce commitments under the Company's revolving credit facility. As a result, the Company recorded a non-cash charge of $8.4 million during the third quarter of 2003 to "Interest expense and other financing costs" to write-off deferred financing costs related to the Company's existing credit facilities. Interest on the 7-1/4% Senior notes due 2013 will be payable in cash in arrears semi-annually on January 15 and July 15 of each year, commencing on January 15, 2004. The 7-1/4% Senior notes due 2013 are unsecured obligations and will rank equally with all of the Company's existing and future senior debt and will rank senior to all existing and future subordinated debt. The Company's subsidiaries, excluding Cincinnati Bell Telephone, Cincinnati Bell Wireless, BRCOM and its subsidiaries, unconditionally guarantee the 7-1/4% Senior notes due 2013 on a senior unsecured basis. The 7-1/4% Senior notes due 2013 contain customary covenants for notes of this type, including the following: limitations on dividends and other restricted payments; dividend and other payment restrictions affecting the Company's subsidiaries; indebtedness; asset dispositions; transactions with affiliates; liens; investments; issuances and sales of capital stock of subsidiaries; redemption of debt that is junior in right of payment; issuances of senior subordinated debt, restrictions on dealing with BRCOM and its subsidiaries; and mergers and consolidations. During the quarter ended September 30, 2003, and since inception, the Company recorded $8.0 million of cash interest expense related to the senior notes.

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         CAPITAL LEASE OBLIGATIONS

         The Company leases facilities and equipment used in its operations, some of which are required to be capitalized in accordance with Statement of Financial Accounting Standard No. 13, "Accounting for Leases" ("SFAS 13"). SFAS 13 requires the capitalization of leases meeting certain criteria, with the related asset being recorded in property, plant and equipment and an offsetting amount recorded as a liability. The Company had $33.6 million in total indebtedness relating to capitalized leases as of September 30, 2003, $26.7 million of which was considered long-term.

         OTHER SHORT-TERM DEBT

         The Company maintains a short-term revolving vendor financing arrangement for its information technology consulting business, which had an outstanding balance of $2.8 million and $2.6 million as of September 30, 2003 and December 31, 2002, respectively. The Company has the ability to borrow up to $3.5 million under this arrangement, which is secured by an irrevocable $2.0 million letter of credit against its revolving credit facility. The interest rate charged on the borrowings is variable based on the prime rate and was 6.0% during the first nine months of 2003.

         CINCINNATI BELL TELEPHONE NOTES

         CBT has $120.0 million in corporate notes outstanding that are guaranteed by Cincinnati Bell Inc. but not the subsidiaries of Cincinnati Bell Inc. These notes have original maturities of up to 30 years and mature at various intervals between 2003 and 2028. As of September 30, 2003, $100.0 million was considered long-term indebtedness and $20 million due December 30, 2003 was classified as short-term debt. Interest rates on this indebtedness range from 6.24% to 7.27%.

         In November 1998, CBT issued $150.0 million in aggregate principal amount of 6.30% unsecured senior notes due 2028 (the "6.30% notes"), which are not guaranteed.

         16% SENIOR SUBORDINATED DISCOUNT NOTES

         On March 26, 2003, the Company received $350.0 million of gross cash proceeds from the issuance of the 16% Senior Subordinated Discount notes (the "16% notes"). Proceeds from the 16% notes, net of fees, were used to pay down borrowings under the Company's credit facilities. Interest on the 16% notes is payable semi-annually on each of June 30 and December 31 of 2003 through 2006 and then on each of June 30, 2007, January 20, 2008 and on the maturity date of January 20, 2009, whereby 12% is paid in cash and 4% is accreted on the aggregate principal amount. In addition, purchasers of the 16% notes received 17.5 million common stock warrants, subject to antidilution provisions, each to purchase one share of Cincinnati Bell common stock at $3.00 each, which expire in March 2013. Of the total gross proceeds received, $47.5 million was allocated to the fair value of the warrants using the Black-Scholes option-pricing model and was recorded as a discount on the 16% notes. During the quarter ended September 30, 2003, the Company recorded $3.5 million of non-cash interest expense related to the 16% notes. Through September 30, 2003 and since inception, the Company has recorded $7.1 million in cumulative, non-cash interest expense and has adjusted the carrying amount of the debt accordingly. The Company incurred $10.6 million and $21.6 million of cash interest expense related to these notes in third quarter and in the first nine months of 2003, respectively. In addition, the 16% notes were issued at a discount of $47.5 million. In the third quarter of 2003, the Company recognized $2.1 million of non-cash interest expense related to the amortization of the discount and $4.2 million year-to-date through September 30, 2003.

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The indenture governing the 16% notes restricts the Company's ability to make investments or other cash infusions in BRCOM and its subsidiaries. Specifically, the Company may not, among other things:

         (1)      make any restricted payments to,

         (2)      issue capital stock to,

         (3) make any investment in (including guaranteeing obligations or purchasing assets for BRCOM or making any payments in respect of operating expenses or net operating losses of BRCOM), or

         (4)      allow any tax reimbursement for the benefit of,

         BRCOM beyond an aggregate amount of $118.0 million (plus net cash dividends or net cash distributions made by BRCOM to the Company) after October 1, 2002. As of September 30, 2003, the Company had the ability to invest or otherwise provide an additional $87.9 million in BRCOM. In addition, BRCOM's cash balance as of September 30, 2003 was $0.1 million, for total BRCOM liquidity of $88.0 million. This restriction does not apply to certain items permitted in the indenture.

         The indenture governing the 16% notes contains customary covenants for notes of this type, including the following: limitations on dividends and other restricted payments; dividend and other payment restrictions affecting its subsidiaries; indebtedness; asset dispositions; transactions with affiliates; liens; issuances and sales of capital stock of subsidiaries; issuances of senior subordinated debt; restrictions on dealing with BRCOM and its subsidiaries; and mergers and consolidations.

         CONVERTIBLE SUBORDINATED NOTES

         In July 1999, the Company issued $400.0 million of 10-year, convertible subordinated debentures to Oak Hill Capital Partners, L.P. These notes are convertible into common stock of the Company at an adjusted price of $29.27 per common share at the option of the holder. In March 2003, the Company entered into a supplemental indenture amending certain terms governing the Convertible Subordinated Notes. The supplemental indenture increased the paid-in-kind interest by 2-1/4% from March 2003 through redemption in July 2009, resulting in a per annum interest rate of 9%. Interest expense will be paid in cash semi-annually on January 21 and July 21 of each year at a rate of 6-3/4% per annum, commencing on January 21, 2005. The additional 2-1/4% will accrete, or be added to the principal balance, through the redemption date in July 2009. The supplemental indenture also allowed for the sale of substantially all of the assets of the Company's Broadband segment, provided that a bankruptcy of BRCOM would not constitute an event of default, amended the definition of change in control by increasing the ownership threshold deemed to be a change in control from 20% of outstanding shares to 45% of outstanding shares and included covenants restricting the ability of the Company to incur debt and consummate certain asset dispositions. Since inception, Oak Hill Capital Partners, L.P. have held in the aggregate at least two-thirds of the convertible subordinated notes issued, which entitled them to designate one director to the Company's board of directors. Through September 30, 2003 and since inception, the Company has recorded $134.5 million in cumulative, non-cash interest expense and has adjusted the carrying amount of the debt accordingly. During the three and nine months ended September 30, 2003, the Company recorded $11.8 million and $31.7 million, respectively, of non-cash interest expense related to the convertible subordinated notes.

         9% SENIOR SUBORDINATED NOTES (BRCOM)

         In 1998, BRCOM (then known as IXC Communications) issued $450.0 million of 9% senior subordinated notes due 2008 ("the 9% notes"). In January 2000, $404.0 million of these 9% notes were redeemed through a tender offer as a result of the change of control provision of the related indenture. In March 2003, the Company entered into an exchange and voting agreement with holders of the 9% notes. On September 8, 2003, the Company exchanged the remaining $46.0 million of the 9% notes and $1.6 million in accrued interest for approximately 11.1 million shares of common stock of the Company,

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


      which had a fair value of $65.0 million at the exchange date. As a result, the Company recorded a loss on extinguishment of debt of $17.4 million during the third quarter of 2003. Upon completion of the exchange, the indenture related to the 9% notes was terminated.

      12-1/2% SENIOR NOTES (BRCOM)

      On June 16, 2003, the Company permanently retired BRCOM's remaining $0.8 million outstanding 12-1/2% senior notes due 2005.

      DEBT MATURITY SCHEDULE

      The following table summarizes the Company's annual maturities of debt and minimum payments under capital leases for the five years subsequent to September 30, 2003, and thereafter:

                                                        Capital        Total
(dollars in millions)                      Debt          Leases         Debt
---------------------                      ----          ------         ----
Year of Maturity

October 1, 2003 to December 31, 2003     $   42.0      $    1.7     $   43.7
2004                                        115.7           6.3        122.0
2005                                         22.0           4.3         26.3
2006                                        473.8           2.8        476.6
2007                                         29.2           2.4         31.6
Thereafter                                1,671.6          16.1      1,687.7
                                          -------          ----      -------
Total debt                                2,354.3          33.6      2,387.9
Less unamortized discount                   (44.2)           --        (44.2)
                                          -------          ----      -------
    Total debt, net of discount          $2,310.1      $   33.6     $2,343.7
                                          -------          ----      -------

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


7.    FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standard SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") requires that all derivative instruments be recognized on the balance sheet at fair value. Fair values are determined based on quoted market prices of comparable instruments, if available, or on pricing models using current assumptions. On the date the financial instrument is entered into, the Company designates it as either a fair value or cash flow hedge. As of September 30, 2003, the Company's derivative contracts, consisting solely of interest rate contracts, have been determined to be highly effective cash flow hedges. In accordance with SFAS 133, unrealized gains and losses of highly effective cash flow hedges are recorded in other comprehensive income (loss).

      INTEREST RATE CONTRACTS

      From time to time the Company enters into interest rate swap agreements with the intent of limiting its exposure to movements in interest rates. Interest rate swap agreements are contractual agreements between two parties for the exchange of interest payment streams on a notional principal amount at an agreed upon fixed or floating rate, for a defined time period. These agreements are hedges against movements in the LIBOR rate, which determines the rate of interest paid by the Company on debt obligations under its credit facilities (refer to Note 6). Realized gains and losses from the interest rate swaps are recognized as an adjustment to interest expense in each period. Such amounts included in interest expense totaled $1.7 million and $3.6 million in the third quarter of 2003 and 2002, respectively, and $6.5 million and $10.4 million in the nine-month periods ended September 30, 2003 and 2002, respectively. The interest rate swap agreements in place as of September 30, 2003 expire throughout the remainder of 2003. At September 30, 2003, the interest rate swaps on notional amounts of $70 million were a liability with a fair value of $0.5 million, resulting in inception-to-date, after-tax net losses in other comprehensive income (loss) ("OCI") of $1.1 million. During the nine-month period ended September 30, 2003, the fair value of the interest rate swaps increased, causing a decrease to the associated liability carried on the balance sheet to $0.5 million from a liability of $7.2 million at December 31, 2002. Accordingly, a year-to-date, after-tax net gain of $4.3 million was recognized in OCI.

8.    EARNINGS (LOSS) PER COMMON SHARE FROM CONTINUING OPERATIONS

      Basic earnings (loss) per common share from continuing operations ("EPS") is based upon the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that would occur if common stock equivalents were exercised, but only to the extent that they are considered dilutive to the Company's earnings. The following table is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for income (loss) from continuing operations for the following periods:

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                                 Three Months             Nine Months
(dollars and shares in millions,                                               Ended September 30,     Ended September 30,
except per common share amounts)                                               2003         2002       2003          2002
--------------------------------                                               ----         ----       ----          ----
Numerator:
  Income (loss) from continuing operations before discontinued operations     $  44.7     $   4.0     $ 352.5     $ (47.8)
       and cumulative effects of changes in accounting principles
   Preferred stock dividends                                                      2.6         2.6         7.8         7.8
                                                                              -------     -------     -------     -------
   Numerator for basic and diluted EPS - income (loss)
        from continuing operations applicable to common shareowners           $  42.1     $   1.4     $ 344.7     $ (55.6)
                                                                              =======     =======     =======     =======
   Denominator for basic EPS - weighted average
      common shares outstanding                                                 225.4       218.5       221.1       218.3
   Dilution:
   Stock options and warrants                                                     9.7          --         6.3          --
   Stock-based compensation arrangements                                          0.1         0.4         0.1          --
                                                                              -------     -------     -------     -------
   Denominator for diluted EPS per common share                                 235.2       218.9       227.5       218.3
                                                                              =======     =======     =======     =======
Basic EPS from continuing operations                                          $  0.19     $  0.01     $  1.56     $ (0.26)
                                                                              =======     =======     =======     =======
Diluted EPS from continuing operations                                        $  0.18     $  0.01     $  1.51     $ (0.26)
                                                                              =======     =======     =======     =======


      The inclusion in the diluted shares calculation of 0.1 million shares related to unvested restricted stock and 9.7 million shares related to vested "in-the-money" stock options and warrants during the third quarter of 2003 had a $0.01 per share impact on the diluted EPS calculation. For the nine months ended September 30, 2003, approximately 0.1 million shares related to unvested restricted stock and 6.3 million shares related to vested "in-the-money" stock options and warrants are included in the denominator of the diluted EPS calculation and had an impact of $0.05 per share on the diluted EPS calculation. For the three and nine months ended September 30, 2003, approximately 18.3 million shares related to the convertible subordinated notes and 4.5 million shares related to the convertible preferred stock are not included in the denominator of the EPS calculation because the effect of their inclusion in the EPS calculation would be anti-dilutive based on the "if converted" calculation. The total number of potential additional shares outstanding related to stock options, warrants, restricted stock, and the assumed conversion of the Company's 6-3/4% convertible preferred stock and convertible subordinated debentures was approximately 68 million and 53 million at September 30, 2003 and 2002, respectively, if all stock options and warrants currently outstanding were exercised, restrictions on restricted stock were to lapse and all convertible securities were to convert.

9.    MINORITY INTEREST

                                                         September 30,        December 31,
(dollars in millions)                                         2003                2002
---------------------                                         ----                ----
Minority interest consists of:

12-1/2% Junior Exchangeable Preferred Stock                $    --              $ 414.4
Minority Interest in Cincinnati Bell
  Wireless held by AT&T Wireless Services Inc. ("AWS")        39.3                 27.7
Other                                                          0.7                  1.8
                                                           -------              -------
     Total                                                 $  40.0              $ 443.9
                                                           =======              =======





      In March 2003, the Company reached an agreement with holders of more than two-thirds of BRCOM's 12-1/2% Junior Exchangeable Preferred Stock (the "12-1/2% Preferreds") to exchange this preferred stock for common stock of the Company. On September 8, 2003 the Company completed the exchange and

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      issued approximately 14.1 million shares of Cincinnati Bell Inc. common stock. Pursuant to the exchange offer, holders of the 12-1/2% Preferreds who tendered their shares were not paid any accumulated or unpaid dividends. These exchanges resulted in the retirement of $412.4 million of minority interest obligations and $64.9 million in accrued dividends of the Company. Additional paid in capital increased $469.2 million, which is net of fees of $8.1 million as a result of the exchange. Concurrently with the preferred stock exchange offer, the Company solicited consents from holders of BRCOM preferred stock to amend the certificate of the designation under which the shares were issued to eliminate all voting rights and restrictive covenants. Upon completion of the exchange and a related subsidiary merger, there are no longer any shares of the 12-1/2% Preferreds outstanding.

      Through November 15, 1999, dividends on the 12-1/2% Preferreds were being effected through additional shares of the 12-1/2% Preferreds. On November 16, 1999, the Company converted to a cash pay option for these dividends. Dividends on the 12-1/2% Preferreds are classified as "Minority interest expense" in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) and are approximately $8.8 million and $11.6 million in the third quarter of 2003 and 2002, respectively, and $32.0 million and $34.7 million, respectively, for the nine months ended September 30, 2003 and 2002.

      AWS maintains a 19.9% ownership in the Company's Cincinnati Bell Wireless LLC ("CBW") subsidiary. The balance is adjusted as a function of AWS's 19.9% share of the operating income (or loss) of CBW, with an offsetting amount being reflected in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption "Minority interest expense."

10.   EMPLOYEE STOCK OPTION PLAN

      During 2003 and in prior years, certain employees and directors of the Company were granted stock options and other stock-based awards under the Company's Long-Term Incentive Plan ("Company LTIP"). Under the Company LTIP, options are granted with exercise prices that are no less than market value of the stock at the grant date. Generally, stock options and stock appreciation rights have ten-year terms and vest over three to five years. The number of shares authorized and available for grant under the Company LTIP were approximately 50.0 million and 22.7 million, respectively, at September 30, 2003.

      The Company granted 32,800 and 202,200 options during the three months ended September 30, 2003 and 2002, respectively, and granted 220,050 and 1,157,400 options during the nine months ended September 30, 2003 and 2002, respectively. Approximately 2,845,000 options granted to former BRCOM employees were cancelled in the second quarter of 2003 in conjunction with the broadband sale on June 13, 2003 (Refer to Note 2).

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



      The following table summarizes the status of Company stock options outstanding and exercisable at September 30, 2003 (shares in thousands):


                                            Options Outstanding                                    Options Exercisable
                           ---------------------------------------------------------         -----------------------------------
                                                 Weighted Average
Range of                                      Remaining Contractual  Weighted Average                          Weighted Average
Exercise Prices               Shares               Life in Years      Exercise Price         Shares             Exercise Price
---------------               ------               -------------      --------------         ------             --------------
$1.88 to $7.27                  6,031                  7.88            $    3.98             1,906               $    4.93
$7.63 to $12.46                 5,634                  7.48            $    9.86             3,681               $    9.98
$12.98 to $16.75                5,962                  5.04            $   15.59             5,838               $   15.58
$16.78 to $22.84                6,289                  6.18            $   19.33             5,258               $   19.55
$23.12 to $38.19                3,415                  6.47            $   30.08             2,987               $   30.60
                               ------                                                       ------
     Total                     27,331                  6.61            $   14.52            19,670               $   16.84




11.   BUSINESS SEGMENT INFORMATION

      The Company is organized on the basis of products and services. The Company's segments are strategic business units that offer distinct products and services and are aligned with specific subsidiaries of the Company. The Company operates in the four business segments; Local, Wireless, Other and Broadband as described below.

      The Local segment provides local telephone service, network access, data transport (including ADSL), high-speed and dial-up Internet access, inter-lata toll, as well as other ancillary products and services to customers in southwestern Ohio, northern Kentucky and southeastern Indiana. This market consists of approximately 2,400 square miles located within an approximately 25-mile radius of Cincinnati, Ohio. Services are provided through the Company's Cincinnati Bell Telephone ("CBT") subsidiary.

      The Wireless segment includes the operations of the CBW subsidiary; a venture in which the Company owns 80.1% and AWS owns the remaining 19.9%. This segment provides advanced digital personal communications and sales of related communications equipment to customers in the Greater Cincinnati and Dayton, Ohio operating areas.

      The Other segment combines the operations of Cincinnati Bell Any Distance ("CBAD") and Cincinnati Bell Public Communications Inc. ("Public"). CBAD resells voice long-distance service and Public provides public payphone services.

      The Broadband segment previously provided data and voice communication services nationwide through the Company's BRCOM subsidiary. These services were provided over approximately 18,700 route miles of fiber-optic transmission facilities. Broadband segment revenue was generated by broadband transport through private line and IRU agreements, Internet services utilizing technology based on Internet protocol ("IP"), and switched voice services provided to both wholesale and retail customers. During the second and third quarters of 2003, the Company sold substantially all of its broadband assets, which is reported in the Broadband segment (refer to Note 2). The Broadband segment continues to offer information technology consulting ("IT consulting"), data collocation and managed services through the Company's Cincinnati Bell Technology Solutions subsidiary.

      For segment reporting purposes, the Local segment historically reported revenue for services provided by the Broadband segment in the Greater Cincinnati area and a corresponding cost of service related to such broadband revenue equal to approximately 80% of such revenue. The Broadband segment recorded revenue equal to the cost recorded in the Local segment. In connection with the sale, the Company

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      entered into an agreement with the buyer to continue to market the buyer's broadband products to customers in the Greater Cincinnati area market. Under this agreement, as of June 13, 2003, the Local segment began recording commission revenue for services provided by the buyers and the buyers began recording a marketing expense for the corresponding services sold by the Local segment. Historical results for both the Local segment and Broadband segment have been recast to reflect the marketing agreement as if it had been in place in all periods presented. The net impact to the Local segment is a reduction in revenue and a corresponding reduction in cost of services, with no impact on operating income. The net impact to the Broadband segment is an increase in revenue and a corresponding increase in SG&A expense, with no impact on operating income. On a consolidated basis the recasting of these results had no impact on the Company's results of operations, financial position, and cash flows.

      For segment reporting purposes through the June 13, 2003 first stage closing of the sale of the broadband assets, the Other segment reported revenue for long distance switched voice minutes provided by the Broadband segment to customers in the Greater Cincinnati area. The Other segment recorded a corresponding cost of service based on the market rate margins for the resale of long distance switched voice minutes to third parties. The Broadband segment recorded revenue equal to the cost recorded in the Other segment. The cost recorded by the Other segment and revenue recorded by the Broadband segment were eliminated in consolidation. After the completion of the sale of the broadband assets, the Other segment will continue to record revenue for customers in the Greater Cincinnati area, but will record costs to an unrelated third-party vendor, the buyer, which will no longer be eliminated in consolidation.

      Certain corporate administrative expenses have been allocated to segments based upon the nature of the expense and the relative size of the segment. The Company's business segment information is as follows:

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                                              Three Months               Nine Months
                                                           Ended September 30,         Ended September 30,
                                                         ---------------------       ---------------------
(dollars in millions)                                      2003          2002          2003          2002
---------------------                                      ----          ----          ----          ----

REVENUE

   Local                                                 $  203.4      $  202.8      $  611.7      $  616.6
   Wireless                                                  65.1          68.9         196.9         201.8
   Other                                                     20.8          20.5          61.7          61.6
   Broadband                                                 32.0         298.3         422.1         848.2
   Intersegment                                              (6.0)        (20.2)        (45.8)        (58.9)
                                                         --------      --------      --------      --------
Total Revenue                                            $  315.3      $  570.3      $1,246.6      $1,669.3
                                                         ========      ========      ========      ========

INTERSEGMENT REVENUE

   Local                                                 $    4.2      $    9.1      $   22.7      $   25.8
   Wireless                                                   0.5           0.1           0.7           0.2
   Other                                                      0.2           0.1           0.3           0.1
   Broadband                                                  1.1          10.9          22.1          32.8
                                                         --------      --------      --------      --------
Total Intersegment Revenue                               $    6.0      $   20.2      $   45.8      $   58.9
                                                         ========      ========      ========      ========

OPERATING INCOME (LOSS)

   Local                                                 $   79.6      $   70.6      $  227.1      $  213.0
   Wireless                                                  19.4          22.0          61.0          56.1
   Other                                                      3.1           0.9           6.6           1.8
   Broadband                                                 33.2         (28.1)        297.1        (156.8)
   Corporate and Eliminations                                (5.7)         (4.7)        (18.5)         (8.8)
                                                         --------      --------      --------      --------
Total Operating Income                                   $  129.6      $   60.7      $  573.3      $  105.3
                                                         ========      ========      ========      ========

CAPITAL ADDITIONS

   Local                                                 $   20.8      $   22.7      $   58.0      $   57.1
   Wireless                                                  16.1           4.4          32.2          25.2
   Other                                                      0.3           0.1           0.6           0.6
   Broadband                                                  0.1          12.9           3.9          56.9
   Corporate and Eliminations                                  --           0.1           0.1           0.1
                                                         --------      --------      --------      --------
Total Capital Additions                                  $   37.3      $   40.2      $   94.8      $  139.9
                                                         ========      ========      ========      ========

DEPRECIATION AND AMORTIZATION

   Local                                                 $   31.5      $   38.0      $   93.9      $  109.9
   Wireless                                                   7.5           8.2          22.8          23.3
   Other                                                      0.5           0.5           1.5           1.4
   Broadband                                                  0.1          80.0           2.4         235.8
   Corporate and Eliminations                                 0.2           0.1           0.4           0.4
                                                         --------      --------      --------      --------
Total Depreciation and Amortization                      $   39.8      $  126.8      $  121.0      $  370.8
                                                         ========      ========      ========      ========

ASSETS (AT SEPTEMBER 30, 2003 AND DECEMBER 31, 2002)

   Local                                                 $  800.4      $  767.4
   Wireless                                                 385.8         379.3
   Other                                                     21.7          17.1
   Broadband                                                 31.0         239.1
   Corporate and Eliminations                               129.3          64.7
                                                         --------      --------
Total Assets                                             $1,368.2      $1,467.6
                                                         ========      ========




12.   SUPPLEMENTAL GUARANTOR INFORMATION

CBT NOTES

CBT, a wholly owned subsidiary of the Parent Company, has registered debt outstanding that is guaranteed by the Parent Company but not by other subsidiaries of the Parent Company. The guarantee is full and unconditional and is joint and several. Substantially all of the Parent Company's income and cash flow is generated by its subsidiaries. Generally, funds necessary to meet the Parent Company's debt service obligations are provided by distributions or advances from its subsidiaries.

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following information sets forth the consolidating balance sheets of the Company as of September 30, 2003 and December 31, 2002, the consolidating statements of operations for the three-month and nine-month periods ended September 30, 2003 and 2002, and the consolidating statements of cash flows for the nine-month periods ended September 30, 2003 and 2002 of (i) Cincinnati Bell Inc. the Parent Company and guarantor (ii) Cincinnati Bell Telephone, the issuer and (iii) the non guarantor subsidiaries on a combined basis:


CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

(DOLLARS IN MILLIONS)

                                                                  For the quarter ended September 30, 2003
                                                  -------------------------------------------------------------------------
                                                    Parent           CBT             Other
                                                  (Guarantor)     (Issuer)      (Non-guarantors)  Eliminations       Total
                                                  -----------     --------      ----------------  ------------       -----
Revenue                                             $   --          $203.4          $117.9          $ (6.0)         $315.3
Operating costs, expenses, gains and losses            5.7           123.8            62.2            (6.0)          185.7
                                                    ------          ------          ------          -------         ------
Operating income (loss)                               (5.7)           79.6            55.7              --           129.6
Equity in earnings (loss) of subsidiaries            241.9              --              --          (241.9)             --
Interest expense                                      59.1             5.3            18.4           (15.6)           67.2
Other expense (income), net                           (6.7)           (0.1)           21.0            15.6            29.8
                                                    ------          ------          ------          -------         ------
Income (loss) before income taxes                    183.8            74.4            16.3          (241.9)           32.6
Income tax expense (benefit)                         139.1            26.5          (177.7)             --           (12.1)
                                                    ------          ------          ------          -------         ------
Income (loss) from continuing operations              44.7            47.9           194.0          (241.9)           44.7
                                                    ------          ------          ------          -------         ------
  Net income (loss)                                   44.7            47.9           194.0           (241.9)          44.7
Preferred stock dividends                              2.6              --              --               --            2.6
                                                    ------          ------          ------          -------         ------
Net income (loss) applicable to
    common shareowners                              $ 42.1          $ 47.9          $194.0          $(241.9)        $ 42.1
                                                    ======          ======          ======          =======         ======



                                                                For the quarter ended September 30, 2002
                                                  -------------------------------------------------------------------------
                                                     Parent          CBT            Other
                                                  (Guarantor)      (Issuer)    (Non-guarantors)  Eliminations        Total
                                                  -----------      --------    ----------------  ------------        -----
Revenue                                             $   --          $202.8          $387.7          $(20.2)         $570.3
Operating costs and expenses                           4.6           132.2           393.0           (20.2)          509.6
                                                    ------          ------          ------          ------          ------
Operating income (loss)                               (4.6)           70.6            (5.3)             --            60.7
Equity in earnings (loss) of subsidiaries             23.0              --              --           (23.0)             --
Interest expense                                      33.9             5.4            20.9           (20.1)           40.1
Other expense (income), net                           (7.7)           (0.7)            5.2            20.1            16.9
                                                    ------          ------          ------          ------          ------
Income (loss) before income taxes                     (7.8)           65.9           (31.4)          (23.0)            3.7
Income tax expense (benefit)                         (11.8)           23.3           (11.8)             --            (0.3)
                                                    ------          ------          ------          ------          ------
Income (loss) from continuing operations               4.0            42.6           (19.6)          (23.0)            4.0
                                                    ------          ------          ------          ------          ------
  Net income (loss)                                    4.0            42.6           (19.6)          (23.0)            4.0
Preferred stock dividends                              2.6              --              --               --            2.6
                                                    ------          ------          ------          ------          ------
Net income (loss) applicable to
    common shareowners                              $  1.4          $ 42.6          $(19.6)         $ (23.0)        $  1.4
                                                    ======          ======          ======          ======          ======

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(DOLLARS IN MILLIONS)

                                                                    For the nine months ended September 30, 2003
                                                  --------------------------------------------------------------------------------
                                                     Parent             CBT           Other
                                                  (Guarantor)        (Issuer)      (Non-guarantors)  Eliminations           Total
                                                  -----------        --------      ----------------  ------------           -----
Revenue                                           $     --          $  611.7          $  680.7          $  (45.8)         $1,246.6
Operating costs, expenses, gains and losses           18.5             384.6             316.0             (45.8)            673.3
                                                  --------          --------          --------          --------          --------
Operating income (loss)                              (18.5)            227.1             364.7                --             573.3

Equity in earnings (loss) of subsidiaries            615.1                --                --            (615.1)               --
Interest expense                                     147.6              15.7              66.8             (56.3)            173.8
Other expense (income), net                          (23.9)             (0.7)             27.4              56.3              59.1
                                                  --------          --------          --------          --------          --------
Income (loss) before income taxes and
   cumulative effect of change in
    accounting principle                             472.9             212.1             270.5            (615.1)            340.4
Income tax expense (benefit)                         120.4              75.4            (207.9)               --             (12.1)
                                                  --------          --------          --------          --------          --------
Income (loss) from continuing operations
   and cumulative effect of change in
    accounting principle                             352.5             136.7             478.4            (615.1)            352.5
Cumulative effect of change in accounting
   principle, net of tax                              85.9              86.3              (0.4)            (85.9)             85.9
                                                  --------          --------          --------          --------          --------
  Net income (loss)                                  438.4             223.0             478.0            (701.0)            438.4
  Preferred stock dividends                            7.8                --                --                --               7.8
                                                  --------          --------          --------          --------          --------
  Net income (loss) applicable to common
    shareowners                                   $  430.6          $  223.0          $  478.0          $ (701.0)         $  430.6
                                                  ========          ========          ========          ========          ========

                                                                     For the nine months ended September 30, 2002
                                                  --------------------------------------------------------------------------------
                                                    Parent             CBT            Other
                                                  (Guarantor)        (Issuer)    (Non-guarantors)     Eliminations          Total
                                                  -----------        --------    ----------------     ------------          -----
Revenue                                           $     --          $  616.6          $1,111.8          $  (59.1)         $1,669.3
Operating costs and expenses                           9.0             403.6           1,210.7             (59.3)          1,564.0
                                                  ---------         --------         ----------         --------          ---------
Operating income (loss)                               (9.0)            213.0             (98.9)              0.2             105.3

Equity in earnings (loss) of subsidiaries
    and discontinued operations                      237.1                --                --            (237.1)               --
Interest expense                                      99.5              16.8              59.0             (57.9)            117.4
Other expense (income), net                          (21.1)             (2.0)             10.0              57.9              44.8
                                                  ---------         --------         ----------         --------          ---------
Income (loss) before income taxes,
   discontinued operations
   and cumulative effect of change in
    accounting principle                             149.7             198.2            (167.9)           (236.9)            (56.9)
Income tax expense (benefit)                         (20.1)             70.2             (59.2)               --              (9.1)
                                                  ---------         --------         ----------         --------          ---------
Income (loss) before discontinued
   operations and cumulative effect of
   change in accounting principle                    169.8             128.0            (108.7)           (236.9)            (47.8)
Income from discontinued operations, net
  of tax                                                --                --             217.6                --             217.6
Cumulative effect of change in accounting
  principle, net of tax                           (2,008.7)               --          (2,008.7)          2,008.7          (2,008.7)
                                                  ---------         --------         ----------         --------          ---------
  Net income (loss)                               (1,838.9)            128.0          (1,899.8)          1,771.8          (1,838.9)
  Preferred stock dividends                            7.8                --                 --               --               7.8
                                                 ---------          --------         ----------         --------          ---------
  Net income (loss) applicable to common
    shareowners                                  $(1,846.7)         $  128.0         $(1,899.8)         $1,771.8         $(1,846.7)
                                                 =========          ========         ==========         ========         ==========

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


CONDENSED CONSOLIDATING BALANCE SHEETS
(DOLLARS IN MILLIONS)

                                                                         As of September 30, 2003
                                            --------------------------------------------------------------------------------
                                              Parent             CBT            Other
                                            (Guarantor)        (Issuer)    (Non-guarantors)     Eliminations          Total
                                            -----------        --------    ----------------     ------------          -----
Cash and cash equivalents                    $   29.9          $    2.1         $    0.9          $     --          $   32.9
Receivables, net                                   --              77.0             62.0                --             139.0
Other current assets                            300.5              51.3             12.0            (294.1)             69.7
                                             --------          --------         --------          --------          --------
  Total current assets                          330.4             130.4             74.9            (294.1)            241.6
Property, plant and equipment, net                1.3             657.6            264.3                --             923.2
Goodwill and other intangibles, net                --                --             88.3                --              88.3
Advances and investments in subsidiaries        212.5                --               --            (212.5)               --
Other noncurrent assets                         (38.1)             12.4             16.6             124.2             115.1
                                             --------          --------         --------          --------          --------
  TOTAL ASSETS                               $  506.1          $  800.4         $  444.1          $ (382.4)         $1,368.2
                                             ========          ========         ========          ========          ========
Short-term debt                              $  106.0          $   26.9         $    2.8          $     --          $  135.7
Accounts payable                                  1.0              33.6             24.4                --              59.0
Other current liabilities                        53.9              73.3            255.9            (141.1)            242.0
                                             --------          --------         --------          --------          --------
  Total current liabilities                     160.9             133.8            283.1            (141.1)            436.7
Long-term debt, less current portion          1,791.1             276.2            140.7                --           2,208.0
Other noncurrent liabilities                     86.9             110.7             47.5             (28.8)            216.3
Intercompany payables                              --              19.8            559.9            (579.7)               --
                                             --------          --------         --------          --------          --------
  Total liabilities                           2,038.9             540.5          1,031.2            (749.6)          2,861.0
Minority interest                                  --                --             40.0                --              40.0
Shareowners' equity (deficit)                (1,532.8)            259.9           (627.1)            367.2          (1,532.8)
                                             --------          --------         --------          --------          --------
  TOTAL LIABILITIES AND SHAREOWNERS'
     EQUITY (DEFICIT)                        $  506.1          $  800.4         $  444.1          $ (382.4)         $1,368.2
                                             ========          ========         ========          ========          ========

                                                                     As of December 31, 2002
                                              -------------------------------------------------------------------------
                                                Parent           CBT           Other
                                              (Guarantor)      (Issuer)   (Non-guarantors)  Eliminations        Total
                                              -----------      --------   ----------------  ------------        -----
Cash and cash equivalents                      $   38.6        $    2.6       $    3.7        $     --        $   44.9
Restricted Cash                                     7.0              --             --              --             7.0
Receivables, net                                     --            87.1          203.5              --           290.6
Other current assets                                4.7            43.4           19.8            (0.6)           67.3
Intercompany receivables                             --            64.7             --           (64.7)             --
                                               --------        --------       --------        --------        --------
  Total current assets                             50.3           197.8          227.0           (65.3)          409.8
Property, plant and equipment, net                  1.7           560.8          305.4              --           867.9
Goodwill and other intangibles, net                  --              --           88.7              --            88.7
Advances and investments in subsidiaries         (571.7)             --             --           571.7              --
Other noncurrent assets                           113.1             8.8           22.8           (43.5)          101.2
                                               --------        --------       --------        --------        --------
  TOTAL ASSETS                                 $ (406.6)       $  767.4       $  643.9        $  462.9        $1,467.6
                                               ========        ========       ========        ========        ========

Short-term debt                                $  172.1        $   26.8       $    4.8        $     --        $  203.7
Accounts payable                                    1.7            50.8           76.9              --           129.4
Other current liabilities                          36.4            78.5          284.9             4.2           404.0
                                               --------        --------       --------        --------        --------
  Total current liabilities                       210.2           156.1          366.6             4.2           737.1
Long-term debt, less current portion            1,835.4           278.9          240.4              --         2,354.7
Other noncurrent liabilities                       96.1            74.8          357.6           (48.3)          480.2
Intercompany payables                                --              --        1,804.9        (1,804.9)             --
                                               --------        --------       --------        --------        --------
  Total liabilities                             2,141.7           509.8        2,769.5        (1,849.0)        3,572.0
Minority interest                                    --              --           29.5           414.4           443.9
Redeemable preferred stock                           --              --          414.4          (414.4)             --
Shareowners' equity (deficit)                  (2,548.3)          257.6       (2,569.5)        2,311.9        (2,548.3)
                                               --------        --------       --------        --------        --------
  TOTAL LIABILITIES AND SHAREOWNERS'
     EQUITY (DEFICIT)                          $ (406.6)       $  767.4       $  643.9        $  462.9        $1,467.6
                                               ========        ========       ========        ========        ========

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

                                                                     For the nine months ended September 30, 2003
                                                    ----------------------------------------------------------------------------
                                                      Parent            CBT          Other
                                                    (Guarantor)       (Issuer)   (Non-guarantors)    Eliminations        Total
                                                    ----------        ---------  ----------------    ------------       ---------
Cash Flows provided by (used in)
    operating activities                            $    41.7        $   196.4        $    (7.5)       $      --       $   230.6
                                                    ---------        ---------        ---------        ---------       ---------
Capital expenditures                                     (0.1)           (58.0)           (36.7)              --           (94.8)
Proceeds from sale of broadband assets                     --               --             82.7               --            82.7
Other investing activities                                3.2               --             (2.2)              --             1.0
                                                    ---------        ---------        ---------        ---------       ---------

Cash Flows provided by (used in)
    investing activities                                  3.1            (58.0)            43.8               --           (11.1)
                                                    ---------        ---------        ---------        ---------       ---------
Issuance of long-term debt                              850.0               --               --               --           850.0
Capital contributions and other
    intercompany transactions                           111.8           (136.2)            24.4               --              --
Repayment of long-term debt                            (955.8)              --            (52.3)              --        (1,008.1)
Short-term borrowings (repayments), net                    --             (2.7)            (2.0)              --            (4.7)
Issuance of common shares - exercise of
    stock options                                         1.6               --               --               --             1.6
Other financing activities                              (61.1)              --             (9.2)              --           (70.3)
                                                    ---------        ---------        ---------        ---------       ---------
Cash Flows provided by (used in)
    financing activities                                (53.5)          (138.9)           (39.1)              --          (231.5)
                                                    ---------        ---------        ---------        ---------       ---------
         Increase (decrease) in cash and cash
             equivalents                                 (8.7)            (0.5)            (2.8)              --           (12.0)
         Beginning cash and cash equivalents             38.6              2.6              3.7               --            44.9
                                                    ---------        ---------        ---------        ---------       ---------
         Ending cash and cash equivalents           $    29.9        $     2.1        $     0.9        $      --       $    32.9
                                                    =========        =========        =========        =========       =========


                                                                      For the nine months ended September 30, 2002
                                                             -----------------------------------------------------------------
                                                               Parent          CBT          Other
                                                             (Guarantor)    (Issuer)  (Non-guarantors) Eliminations    Total
                                                             ----------    ---------  ---------------- ------------  ---------
Cash Flows provided by (used in)
    operating activities                                        $ 13.4        $243.5        $(126.8)      $   --       $130.1
                                                                ------        ------        ------        ------       ------
Capital expenditures                                              (0.1)        (57.1)        (82.7)           --       (139.9)
Proceeds from sale of discontinued
  operations                                                        --            --         345.0            --        345.0
Other investing activities                                          --            --          23.3            --         23.3

                                                                ------        ------        ------        ------       ------
Cash Flows provided by (used in) from
   investing activities                                           (0.1)        (57.1)        285.6            --        228.4
                                                                ------        ------        ------        ------       ------
Issuance of long-term debt                                          --            --         113.1            --        113.1
Capital contributions and other
    intercompany transactions                                    399.9        (156.3)       (243.6)           --           --
Repayment of long-term debt                                     (398.8)        (20.0)           --            --       (418.8)
Short-term borrowings (repayments), net                             --          (5.0)         (2.5)           --         (7.5)
Issuance of common shares - exercise of
    stock options                                                  0.5            --            --            --          0.5
Other financing activities                                       (16.4)           --         (24.7)           --        (41.1)
                                                                ------        ------        ------        ------       ------
Cash Flows provided by (used in)
    financing activities                                         (14.8)       (181.3)       (157.7)           --       (353.8)
                                                                ------        ------        ------        ------       ------
         Increase (decrease) in cash and cash equivalents         (1.5)          5.1           1.1            --          4.7
         Beginning cash and cash equivalents                      17.3            --          12.7            --         30.0
                                                                ------        ------        ------        ------       ------
         Ending cash and cash equivalents                       $ 15.8        $  5.1        $ 13.8        $   --       $ 34.7
                                                                ======        ======        ======        ======       ======


7-1/4% SENIOR NOTES DUE 2013 AND 8-3/8% SENIOR SUBORDINATED NOTES DUE 2014

The Parent Company issued debt on July 11, 2003 and November 19, 2003 (refer to
Note 15) that is guaranteed by the following subsidiaries of the Parent Company:
Cincinnati Bell Public Communications Inc., ZoomTown.com Inc., Cincinnati Bell Complete Protection Inc., BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., Cincinnati Bell Telecommunication Services Inc., Cincinnati Bell Wireless Company and Cincinnati Bell Wireless Holdings LLC. The debt is not guaranteed by other subsidiaries of the Parent Company. Each subsidiary guarantor is 100% owned by the Parent Company. The guarantees are full and unconditional and are joint and several. Substantially all of the Parent

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Company's income and cash flow is generated by its subsidiaries. Generally, funds necessary to meet the Parent Company's debt service obligations are provided by distributions or advances from its subsidiaries.

The following information sets forth the consolidating balance sheets of the Company as of September 30, 2003 and December 31, 2002, the consolidating statements of operations for the three-month and nine-month periods ended September 30, 2003 and 2002, and the consolidating statements of cash flows for the nine-month periods ended September 30, 2003 and 2002 of (i) Cincinnati Bell Inc., the Parent Company and issuer (ii) the guarantor subsidiaries on a combined basis and (iii) the non-guarantor subsidiaries on a combined basis:

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

(DOLLARS IN MILLIONS)

                                                                      For the quarter ended September 30, 2003
                                                  ------------------------------------------------------------------------
                                                   Parent
                                                  (Issuer)         Guarantors    Non-guarantors  Eliminations       Total
                                                  --------         ----------    --------------  ------------       -----
Revenue                                             $   --          $ 46.9         $ 274.4         $  (6.0)         $315.3
Operating costs, expenses, gains and losses            5.7            39.7           146.3            (6.0)          185.7
                                                    ------          ------         -------         --------         ------
Operating income (loss)                               (5.7)            7.2           128.1              --           129.6
Equity in earnings (loss) of subsidiaries            241.9              --              --          (241.9)             --
Interest expense                                      59.1             1.2            22.5           (15.6)           67.2
Other expense (income), net                           (6.7)            3.6            17.3            15.6            29.8
                                                    ------          ------         -------         --------         ------
Income (loss) before income taxes                    183.8             2.4            88.3          (241.9)           32.6
Income tax expense (benefit)                         139.1             7.0          (158.2)             --           (12.1)
                                                    ------          ------         -------         --------         ------
Income (loss) from continuing operations              44.7            (4.6)          246.5          (241.9)           44.7
                                                    ------          ------         -------         --------         ------
  Net income (loss)                                   44.7            (4.6)          246.5          (241.9)           44.7
Preferred stock dividends                              2.6              --              --              --             2.6
                                                    ------          ------         -------         --------         ------
Net income (loss) applicable to common
  shareholders                                      $ 42.1          $ (4.6)        $ 246.5         $(241.9)         $ 42.1
                                                    ======          ======         =======         =======          ======


                                                                  For the quarter ended September 30, 2002
                                                  ----------------------------------------------------------------------
                                                   Parent
                                                  (Issuer)     Guarantors    Non-guarantors   Eliminations         Total
                                                  --------     ----------    --------------   ------------         -----
Revenue                                           $   --          $ 54.6          $535.9          $(20.2)         $570.3
Operating costs and expenses                         4.6            50.1           475.1           (20.2)          509.6
                                                  ------          ------          ------          ------          ------
Operating income (loss)                             (4.6)            4.5            60.8              --            60.7
Equity in earnings (loss) of subsidiaries
   and discontinued operations                      23.0              --              --           (23.0)             --
Interest expense                                    33.9             1.0            25.3           (20.1)           40.1
Other expense (income), net                         (7.7)            4.5              --            20.1            16.9
                                                  ------          ------          ------          ------          ------

Income (loss) before income taxes                   (7.8)           (1.0)           35.5           (23.0)            3.7
Income tax expense (benefit)                       (11.8)            5.5             6.0              --            (0.3)
                                                  ------          ------          ------          ------          ------

Income (loss) from continuing operations             4.0            (6.5)           29.5           (23.0)            4.0
                                                  ------          ------          ------          ------          ------

  Net income (loss)                                  4.0            (6.5)           29.5           (23.0)            4.0
Preferred stock dividends                            2.6              --              --              --             2.6
                                                  ------          ------          ------          ------          ------
Net income (loss) applicable to common
  shareholders                                    $  1.4          $ (6.5)         $ 29.5          $(23.0)         $  1.4
                                                  ======          ======          =======         ======          ======

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(DOLLARS IN MILLIONS)

                                                                      For the nine months ended September 30, 2003
                                                     -----------------------------------------------------------------------------
                                                      Parent
                                                      (Issuer)       Guarantors       Non-guarantors    Eliminations        Total
                                                     ----------      ----------       --------------    ------------      --------

Revenue                                              $     --          $  160.9          $1,131.5          $  (45.8)      $1,246.6
Operating costs, expenses, gains and losses              18.5             144.2             556.4             (45.8)         673.3
                                                     --------          --------          --------          --------       --------
Operating income (loss)                                 (18.5)             16.7             575.1                --          573.3
Equity in earnings (loss) of subsidiaries               615.1                --                --            (615.1)            --
Interest expense                                        147.6               3.5              79.0             (56.3)         173.8
Other expense (income), net                             (23.9)             10.8              15.9              56.3           59.1
                                                     --------          --------          --------          --------       --------

Income (loss) before income taxes and
   cumulative effect of change in
    accounting principle                                472.9               2.4             480.2            (615.1)         340.4
Income tax expense (benefit)                            120.4              18.9            (151.4)               --          (12.1)
                                                     --------          --------          --------          --------       --------
Income (loss) from continuing operations before                                                                                 --
  cumulative effect of change in
    accounting principle                                352.5             (16.5)            631.6            (615.1)         352.5
Cumulative effect of a change in
    accounting principle, net of tax                     85.9               0.1              85.8             (85.9)          85.9
                                                     --------          --------          --------          --------       --------

  Net income (loss)                                     438.4             (16.4)            717.4            (701.0)         438.4
  Preferred stock dividends                               7.8                --                --                --            7.8
                                                     --------          --------          --------          --------       --------
  Net income (loss) applicable to common
    shareowners                                      $  430.6          $  (16.4)         $  717.4          $ (701.0)      $  430.6
                                                     ========          ========          ========          ========       ========

                                                                    For the nine months ended September 30, 2002
                                                  --------------------------------------------------------------------------------
                                                    Parent
                                                   (Issuer)        Guarantors     Non-guarantors       Eliminations        Total
                                                   --------        ----------     --------------       ------------        -----
Revenue                                           $     --          $  164.5          $1,563.9          $  (59.1)         $1,669.3
Operating costs and expenses                           9.0             153.3           1,461.0             (59.3)          1,564.0
                                                  ---------         --------          ---------         --------          ---------
Operating income (loss)                               (9.0)             11.2             102.9               0.2             105.3
Equity in earnings (loss) of subsidiaries
   and discontinued operations                       237.1                --                --            (237.1)               --
Interest expense                                      99.5               2.9              72.9             (57.9)            117.4
Other expense (income), net                          (21.1)              9.0              (1.0)             57.9              44.8
                                                  ---------         --------          ---------         --------          ---------
Income (loss) before income taxes,
    discontinued operations
   and cumulative effect of change
   in accounting principle                           149.7              (0.7)             31.0            (236.9)            (56.9)
Income tax expense (benefit)                         (20.1)             14.1              (3.1)               --              (9.1)
                                                  ---------         --------          ---------         --------          ---------
Income (loss) from continuing operations
   before discontinued operations
  and cumulative effect of change in
  accounting principle                               169.8             (14.8)             34.1            (236.9)            (47.8)
Income from discontinued operations, net                --                --             217.6                --             217.6
Cumulative effect of a change in
 accounting principle, net of tax                 (2,008.7)               --          (2,008.7)          2,008.7          (2,008.7)
                                                  ---------         --------          ---------         --------          ---------
  Net income (loss)                                (1,838.9)           (14.8)          (1,757.0)         1,771.8           (1,838.9)
  Preferred stock dividends                             7.8               --                 --               --                7.8
                                                  ---------         --------          ---------         --------          ---------
  Net income (loss) applicable to common
    shareowners                                   $(1,846.7)        $  (14.8)         $(1,757.0)        $1,771.8         $ (1,846.7)
                                                  =========         ========          =========         ========          =========

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEETS
(DOLLARS IN MILLIONS)

                                                                              September 30, 2003
                                                        -------------------------------------------------------------------
                                                            Parent
                                                           (Issuer)   Guarantors  Non-guarantors  Eliminations      Total
                                                           --------   ----------  --------------  ------------      -----
Cash and cash equivalents                                 $   29.9      $    0.2      $    2.8      $     --      $   32.9
Restricted cash                                                 --            --            --            --            --
Receivables, net                                                --          36.4         102.6            --         139.0
Other current assets                                         300.5           8.5          54.8        (294.1)         69.7
                                                          --------      --------      --------      --------      --------
  Total current assets                                       330.4          45.1         160.2        (294.1)        241.6
Property, plant and equipment, net                             1.3          13.0         908.9            --         923.2
Goodwill and other intangibles, net                             --          10.3          78.0            --          88.3
Other noncurrent assets                                      (38.1)         11.4          17.6         124.2         115.1
Advances and investments in subsidiaries                     212.5         229.1          27.4        (469.0)           --
                                                          --------      --------      --------      --------      --------
  TOTAL ASSETS                                            $  506.1      $  308.9      $1,192.1      $ (638.9)     $1,368.2
                                                          ========      ========      ========      ========      ========

Short-term debt                                           $  106.0      $     --      $   29.7      $     --      $  135.7
Accounts payable                                               1.0          23.1          34.9            --          59.0
Other current liabilities                                     53.9          13.8         315.4        (141.1)        242.0
                                                          --------      --------      --------      --------      --------
  Total current liabilities                                  160.9          36.9         380.0        (141.1)        436.7
Long-term debt, less current portion                       1,791.1            --         416.9            --       2,208.0
Other noncurrent liabilities                                  86.9          39.9         118.3         (28.8)        216.3
Intercompany payables                                           --         289.1         438.1        (727.2)           --
                                                          --------      --------      --------      --------      --------
  Total liabilities                                        2,038.9         365.9       1,353.3        (897.1)      2,861.0
Minority interest                                               --          11.5          28.5            --          40.0
Redeemable preferred stock                                      --            --            --            --            --
Shareowners' equity (deficit)                             (1,532.8)        (68.5)       (189.7)        258.2      (1,532.8)
                                                          --------      --------      --------      --------      --------
  TOTAL LIABILITIES AND SHAREOWNERS' EQUITY (DEFICIT)     $  506.1      $  308.9      $1,192.1      $ (638.9)     $1,368.2
                                                          ========      ========      ========      ========      ========


                                                                                December 31, 2002
                                                        -------------------------------------------------------------------
                                                           Parent
                                                          (Issuer)    Guarantors   Non-guarantors  Eliminations      Total
                                                          --------    ----------   --------------  ------------      -----
Cash and cash equivalents                                 $   38.6      $    0.2      $    6.1      $     --      $   44.9
Restricted cash                                                7.0            --            --            --           7.0
Receivables, net                                                --          37.5         253.1            --         290.6
Other current assets                                           4.7           4.3          58.9          (0.6)         67.3
Intercompany receivables                                        --            --          28.2         (28.2)           --
                                                          --------      --------      --------      --------      --------
  Total current assets                                        50.3          42.0         346.3         (28.8)        409.8
Property, plant and equipment, net                             1.7          10.4         855.8            --         867.9
Goodwill and other intangibles, net                             --          10.3          78.4            --          88.7
Other noncurrent assets                                      113.1          14.2          17.4         (43.5)        101.2
Advances and investments in subsidiaries                    (571.7)        288.5          51.7         231.5            --
                                                          --------      --------      --------      --------      --------
  TOTAL ASSETS                                            $ (406.6)     $  365.4      $1,349.6      $  159.2      $1,467.6
                                                          ========      ========      ========      ========      ========

Short-term debt                                           $  172.1      $     --      $   31.6      $     --      $  203.7
Accounts payable                                               1.7          33.8          93.9            --         129.4
Other current liabilities                                     36.4          (0.8)        364.2           4.2         404.0
                                                          --------      --------      --------      --------      --------
  Total current liabilities                                  210.2          33.0         489.7           4.2         737.1
Long-term debt, less current portion                       1,835.4            --         519.3            --       2,354.7
Other noncurrent liabilities                                  96.1          35.7         396.7         (48.3)        480.2
Intercompany payables                                           --         328.9       1,670.7      (1,999.6)           --
                                                          --------      --------      --------      --------      --------
  Total liabilities                                        2,141.7         397.6       3,076.4      (2,043.7)      3,572.0
Minority interest                                               --            --          29.5         414.4         443.9
Redeemable preferred stock                                      --            --         414.4        (414.4)           --
Shareowners' equity (deficit)                             (2,548.3)        (32.2)     (2,170.7)      2,202.9      (2,548.3)
                                                          --------      --------      --------      --------      --------
  TOTAL LIABILITIES AND SHAREOWNERS' EQUITY (DEFICIT)     $ (406.6)     $  365.4      $1,349.6      $  159.2      $1,467.6
                                                          ========      ========      ========      ========      ========

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)


                                                                        For the nine months ended September 30, 2003
                                                              ----------------------------------------------------------------
                                                               Parent
                                                              (Issuer)   Guarantors   Non-guarantors  Eliminations     Total
                                                              --------   ----------   --------------  ------------     -----
Cash flows provided by (used in) operating activities         $   41.7      $   16.2      $  172.7      $     --     $  230.6
                                                              --------      --------      --------      --------     --------
Capital expenditures                                              (0.1)         (3.7)        (91.0)           --        (94.8)
Proceeds from sale of broadband assets                              --            --          82.7            --         82.7
Other investing activities                                         3.2           3.8          (6.0)           --          1.0
                                                              --------      --------      --------      --------     --------
Cash flows provided by (used in) investing activities              3.1           0.1         (14.3)           --        (11.1)
                                                              --------      --------      --------      --------     --------
Issuance of long-term debt                                       850.0            --            --            --        850.0
Capital contributions and other intercompany transactions        111.8         (16.3)        (95.5)           --           --
Repayment of long-term debt                                     (955.8)           --         (52.3)           --     (1,008.1)
Short-term borrowings (repayments), net                             --            --          (4.7)           --         (4.7)
Issuance of common shares - exercise of stock options              1.6            --            --            --          1.6
Other financing activities                                       (61.1)           --          (9.2)           --        (70.3)
                                                              --------      --------      --------      --------     --------
Cash flows provided by (used in) financing activities            (53.5)        (16.3)       (161.7)           --       (231.5)
                                                              --------      --------      --------      --------     --------
         Increase (decrease) in cash and cash equivalents         (8.7)           --          (3.3)           --        (12.0)
         Beginning cash and cash equivalents                      38.6           0.2           6.1            --         44.9
                                                              --------      --------      --------      --------     --------
         Ending cash and cash equivalents                     $   29.9      $    0.2      $    2.8      $     --     $   32.9
                                                              ========      ========      ========      ========     ========


                                                                     For the nine months ended September 30, 2002
                                                            ----------------------------------------------------------
                                                             Parent                    Non-
                                                             (Issuer)   Guarantors  guarantors  Eliminations     Total
                                                             --------   ----------  ----------  ------------     -----
Cash flows provided by (used in) operating activities         $ 13.4      $ 10.3      $106.4      $   --        $130.1
                                                              ------      ------      ------      ------        ------
Capital expenditures                                            (0.1)       (4.0)     (135.8)         --        (139.9)
Proceeds from sale of discontinued operations                     --          --       345.0          --         345.0
Other investing activities                                        --        23.3          --          --          23.3
                                                              ------      ------      ------      ------        ------
Cash flows provided by (used in) investing activities           (0.1)       19.3       209.2          --         228.4
                                                              ------      ------      ------      ------        ------
Issuance of long-term debt                                        --          --       113.1          --         113.1
Capital contributions and other intercompany transactions      399.9       (29.4)     (370.5)         --            --
Repayment of long-term debt                                   (398.8)         --       (20.0)         --        (418.8)
Short-term borrowings (repayments), net                           --          --        (7.5)         --          (7.5)
Issuance of common shares - exercise of stock options            0.5          --          --          --           0.5
Other financing activities                                     (16.4)         --       (24.7)         --         (41.1)
                                                              ------      ------      ------      ------        ------
Cash flows provided by (used in) financing activities          (14.8)      (29.4)     (309.6)         --        (353.8)
                                                              ------      ------      ------      ------        ------
         Increase (decrease) in cash and cash equivalents       (1.5)        0.2         6.0          --           4.7
         Beginning cash and cash equivalents                    17.3          --        12.7          --          30.0
                                                              ------      ------      ------      ------        ------
         Ending cash and cash equivalents                     $ 15.8      $  0.2      $ 18.7      $   --        $ 34.7
                                                              ======      ======      ======      ======        ======


13.   DISCONTINUED OPERATIONS

      On March 8, 2002, the Company sold substantially all of the assets of its former Cincinnati Bell Directory ("CBD") subsidiary to a group of investors for $345.0 million in cash and a 2.5% equity stake in the newly formed entity. CBD published Yellow Pages directories and sold directory advertising and informational services in Cincinnati Bell Telephone's local service area. In the first quarter of 2002, the Company recorded a pre-tax gain of $328.3 million ($211.8 million, net of taxes) and $5.8 million of net income related to the operations of CBD from January 1 through March 8, 2002 in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) under the caption "Income from discontinued operations, net of taxes."

      Selected financial information for the discontinued operations is as follows:

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                       Three Months             Nine Months
                                                    Ended September 30,     Ended September 30,
(dollars in millions)                                2003         2002        2003        2002
---------------------                                ----         ----        ----        ----
Revenue                                             $    --     $    --     $    --     $  15.7
                                                    =======     =======     =======     =======

Income from discontinued operations                      --          --          --         9.0
Gain on disposition of discontinued operations           --          --          --       328.3
Income tax expense (including $116.5 expense on
  disposition of discontinued operations)                --          --          --       119.7
                                                    -------     -------     -------     -------
Income from discontinued operations, net of tax     $    --     $    --     $    --     $ 217.6
                                                    =======     =======     =======     =======



The effective tax rate of discontinued operations was 35.5% in all periods presented.

14.   COMMITMENTS AND CONTINGENCIES

      COMMITMENTS

      In 1998, the Company entered into a ten-year contract with Convergys Corporation ("Convergys"), a provider of billing, customer service and other services, which remains in effect until June 30, 2008. The contract states that Convergys will be the primary provider of certain data processing, professional and consulting, technical support and customer support services for the Company. In return, the Company will be the exclusive provider of local telecommunications services to Convergys. The Company's annual minimum commitment is $45.0 million.

      The broadband business had contractual obligations to utilize network facilities from various interexchange and local exchange carriers. These contracts were based on a fixed monthly rate with terms extending on certain contracts through 2021. The buyer of substantially all of the broadband assets assumed capital lease commitments and certain liabilities of $390.2 million and operating contractual commitments of approximately $271.1 million, including the obligations associated with network utilization, upon the first stage closing of the sale on June 13, 2003.

      CONTINGENCIES

      In the normal course of business, the Company is subject to various regulatory proceedings, lawsuits, claims and other matters. Such matters are subject to many uncertainties and outcomes that are not predictable with assurance.

      During 2002 and 2003, a number of putative class action and derivative lawsuits were filed in the United States District Court for the Southern District of Ohio and the Ohio Court of Common Pleas, Hamilton County Division, respectively, on behalf of purchasers of the securities of the Company between January 17, 2001 and May 20, 2002, inclusive (the "Class Period"). The complaints allege that the Company, and two of its former Chief Executive Officers ("CEOs") violated federal securities laws by allegedly issuing material misrepresentations to the market during the Class Period, which misrepresentations resulted in an artificially inflated market price for the Company's securities. In a separate action, a number of complaints have been filed in the United States District Court for the Southern District of Ohio on behalf of the Company's retirement savings plan and its beneficiaries alleging that the Company and several of its directors violated the Employee Retirement Income Security Act by allegedly exposing the beneficiaries' retirement savings to unreasonable risk of loss and injury. The Company intends to defend these claims vigorously.

                                                            Cincinnati Bell Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      In June 2000, BRCOM entered into a long-term construction contract to build a 1,774-mile fiber route system. During the second quarter of 2002, the customer alleged a breach of contract and requested the Company to cease all construction activities, requested a refund of $62.0 million in progress payments previously paid to the Company, and requested conveyance of title to all routes constructed under the contract. Subsequently, the Company notified the customer that such purported termination was improper and constituted a material breach under the terms of the contract, causing the Company to terminate the contract. As a result of the contract termination, the Company expensed $13.3 million in both costs incurred under the contract and estimated shutdown costs during the second quarter of 2002. In addition, the Company's balance sheet included $50.5 million in unbilled accounts receivable (including both signed change orders and claims) as of December 31, 2002 related to this contract. On July 30, 2003, the company reached a tentative settlement agreement with the customer regarding the construction contract in dispute. As a result, during the second quarter of 2003, the Company recorded a non-cash charge of $50.5 million to reserve against the unbilled accounts receivable related to this contract. While the Company believes a final settlement will be reached during the fourth quarter of 2003 based on the tentative agreement, failure to do so, and a subsequent unfavorable outcome in arbitration could have a material effect on the financial condition and results of operations of the Company.

15.   SUBSEQUENT EVENTS

      On October 30, 2003, the Company announced that it was offering $540.0 million principal amount of Senior Subordinated Notes due 2014 by means of a private placement (the "Offering"). The new notes will bear interest at a rate of 8-3/8% per annum. The net proceeds of the Offering, after deducting the initial purchasers' discounts and fees and expenses related to the Offering are expected to total $528.2 million. The Company will use $524.6 million of the net proceeds to purchase all of the Company's outstanding Convertible Subordinated Notes due 2009, which bear interest at a rate of 9%, at a discounted price equal to 97% of their accreted value on the expected closing date of November 19, 2003. The remaining proceeds will be used to pay fees related a credit facility amendment described below and reduce outstanding borrowings under the revolving credit facility. The Offering is conditioned upon the execution of this amendment and the consent of the Company's lenders under its credit facilities. Concurrently with the Offering, the Company expects to amend its credit facilities to provide for a new term loan facility of $525 million. The net proceeds of the new term loan facility will be used to prepay all outstanding term loans under the Company's credit facilities and to permanently pay down a portion of the Company's revolving credit facility. The new term loan is expected to mature in June 2008 and bear interest at a rate of 250 basis points over LIBOR.

      On October 30, 2003, Standard & Poor's Ratings Services raised the Company's corporate credit rating to 'B+' from 'B' and the rating was removed from CreditWatch, where it was placed in August 2003.